Exhibit 2.01

Dated November 2, 2022

EQUITY PURCHASE AGREEMENT

among

REACTION BIOLOGY CORPORATION,
as Purchaser

VIVOPHARM PTY, LTD.,
as Seller

VYANT BIO, INC.,
as Parent

and

VIVOPHARM, LLC,
as the Company

-i-

Exhibit A – Transition Services Agreement

-ii-

This EQUITY PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 2, 2022 by and among Reaction Biology Corporation, a Pennsylvania corporation (“Purchaser”), vivoPharm, LLC, a Delaware limited liability company (the “Company”), vivoPharm Pty, Ltd., a private company organized under the laws of Australia and the sole member of the Company (“Seller”), and Vyant Bio, Inc., a Delaware corporation (“Parent”).

W I T N E S S E T H:

WHEREAS, Seller owns all of the issued and outstanding limited liability company membership interests of the Company (the “Equity Interests”);

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Equity Interests pursuant to the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is the intention of the parties hereto that, upon consummation of the purchase and sale of the Equity Interests pursuant to this Agreement, Purchaser shall own all of the Equity Interests and be the sole member of the Company; and

WHEREAS, concurrently with the execution and delivery hereof, Purchaser, Seller and the Company are entering into a transition services agreement, in the form attached as Exhibit A hereto (the “Transition Services Agreement”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

Article I

Definitions

Section 1.01 Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Contract” shall have the meaning given to it in Section 3.17(a)(xi).

“Agreed Claim” shall have the meaning given to it in Section 7.05(c).

“Agreement” shall have the meaning given to it in the Preamble.

“Animal Research and Welfare Laws” shall mean any of the following Laws, to the extent directly applicable to the Company or made applicable by customer contractual commitment: (a) the Animal Welfare Act (7 U.S.C. 2131 et seq.), its implementing regulations, and any guidance or related rules or regulations issued by the USDA governing the handling of animals in connection with research; (b) the Health Research Extension Act of 1985 (Pub. L. 99-158) and any guidance or related rules or regulations issued by the United States National Institutes of Health governing the handling of animals in connection with research; (c) the United States Public Health Services’ Policy on Humane Care and Use of Laboratory Animals (revised 2015) and U.S. Government Principles for the Utilization and Care of Vertebrate Animals Used in Testing, Research, and Training (2011); (d) the American Veterinary Medical Association’s Guidelines for the Euthanasia of Animals (revised 2020); and (e) all Laws, as applicable, regarding use and handling of animals in research, biosafety (including to the extent applicable “Select Agents” regulations), the oversight of drug, medical device, or other interventional or non-interventional research studies, and all requirements ensuring protection against biosafety risks.

“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, and any other similar Laws concerning or relating to bribery or corruption.

“Australia Business” shall mean the business of providing IND enabling GLP toxicology and drug safety contract research organization (CRO) services.

“Backlog Projects” shall have the meaning given to it in Section 3.30.

“Balance Sheet Date” shall have the meaning given to it in Section 3.06(a).

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York or Victoria, Australia.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act.

“Cash and Cash Equivalents” shall mean cash and cash equivalents.

“Cell Line Samples” shall have the meaning given to it in Section 3.32.

“Claim” shall mean any claim, suit, action, arbitration, cause of action, complaint, prosecution, demand letter or Proceeding, made or pending (whether civil, criminal, administrative or investigative), whether at law or at equity, before or by any Governmental Entity or any other Person.

“Claim Certificate” shall have the meaning given to it in Section 7.05(a).

“Closing” shall have the meaning given to it in Section 2.04.

“Closing Cash” shall mean the aggregate amount of Cash and Cash Equivalents of the Company calculated in accordance with the Specified Accounting Principles as of the Reference Time, and shall not include (a) cash security deposits and other cash collateral posted with vendors, insurers, landlords or other third Persons which are included in prepaid expenses or lease deposits to the extent recorded as cash, and (b) the amount of any distributions or payments of Cash and Cash Equivalents to any Person (other than payments in the Ordinary Course in respect of current liabilities included in Closing Working Capital) after the Reference Time and prior to the Closing; provided, that if such Closing Cash is estimated to be greater than or equal to two hundred fifty thousand dollars ($250,000), then Closing Cash shall be two hundred fifty thousand dollars ($250,000) for the purposes of Estimated Closing Cash and the Initial Purchase Price (it being understood that this proviso shall not apply for the purposes of the Final Purchase Price).

“Closing Cell Line Samples” shall have the meaning given to it in Section 3.32.

“Closing Date” shall have the meaning given to it in Section 2.04.

“Closing Indebtedness” shall mean the aggregate amount of Indebtedness of the Company as of the Closing, as determined in accordance with the Specified Accounting Principles.

“Closing Statement” shall have the meaning given to it in Section 2.03(a).

“Closing Working Capital” shall mean the Current Assets of the Company less the Current Liabilities of the Company as of the Reference Time as determined in accordance with the Specified Accounting Principles. A sample calculation of Closing Working Capital, as if being calculated as at June 30, 2022, is attached hereto as Schedule 1.01(a) (Working Capital Example).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Commercial Insurance Policy” shall have the meaning given to it in Section 5.13.

“Company” shall have the meaning given to it in the Preamble.

“Company Business” shall mean the business engaged in by the Company as of the Closing Date and during the eighteen (18) months preceding the Closing Date, being generally described as follows: the offering of integrated research and preclinical contract research organization (CRO) services in different disease areas (with focus on cancer) to the biotechnology and pharmaceutical industries, including, but not limited to, providing advice and optimized study design to clients and conducting studies tailored to guide drug development, starting from compound libraries and ending with a comprehensive set of in vitro and in vivo data and reports.

“Company IT Assets” shall mean any and all IT Assets owned, licensed, leased, used or held for use to conduct the Company Business as presently conducted or contemplated to be conducted in the future.

“Company Transaction Expenses” shall mean all expenses of the Company incurred or to be incurred prior to and through the Closing Date, and unpaid as of the Closing in connection with (a) the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby and the Closing and any transaction with other potential purchasers, or any alternative liquidity event considered with respect to the Company, including, in each case, out-of-pocket costs, fees, commissions and disbursements of financial advisors, attorneys (including, for the avoidance of doubt, any amounts payable by the Company to attorneys in respect of broker-dealer related legal services), fiduciaries, accountants and other advisors and service providers, severance payments to directors, officers and employees (for the avoidance of doubt, excluding as a result of a termination of employment by Purchaser or the Company or any of their respective Affiliates at or following the Closing, but including, if not paid or assumed by Parent or Seller or any of their respective Subsidiaries (for the avoidance of doubt, other than the Company), any expenses incurred or payable related to the termination of employment, including severance payment obligations, accrued payroll and accrued vacation, sick leave, and other paid-time off, with respect to the individuals set forth on Schedule 1.01(b)), sale bonuses, retention payments, divestiture payments, and any other change-of-control or similar payments payable by the Company as a result of or in connection with the transactions contemplated by this Agreement (including the employer portion of any Taxes relating to such payments), (b) any amounts payable by the Company (prior to and through and including the Closing) pursuant to Section 8.01 and which have not been paid as of the Closing, (c) any payments due to participants under or other Liabilities in respect of any deferred compensation plan (for the avoidance of doubt, excluding any vacation time, sick leave, and other paid time off), assuming for this purpose that such deferred compensation plan is terminated as of the Closing, all account balances previously unvested are vested immediately prior to such termination and such payments are made as of the Closing (including the employer portion of any Taxes relating to such payments), and (d) any payment obligations or other Liabilities of the Company owing to the Seller or any of its Affiliates.

“Competing Business” shall mean any Person engaged in the Company Business.

“Confidential Material” shall mean all information (written or oral) that is confidential or proprietary to, or is not otherwise generally available to the public regarding, the Company, Seller, Parent, or any of their respective Affiliates, as applicable. The term “Confidential Material” shall not include (a) information that is or becomes generally available to the public, other than as a result of disclosure in violation of this Agreement, (b) is known by or in possession of the applicable party hereto or its Representatives as of the date hereof if the source of such information was not prohibited from disclosing such information to such party by legal, contractual or fiduciary obligation, or (c) was or is rightfully received from a third party who did not, to the knowledge of the applicable party hereto, acquire or disclose such information by wrongful or tortuous act or in breach of the terms of this Agreement.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated March 28, 2022, by and between Ulran S.A. and Parent.

“Contract” shall mean any note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding, arrangement, contract, commitment, purchase order, letter of intent, or other instrument or obligation (whether oral or written), and any amendments thereto.

“Copyleft Terms” shall mean any terms of a license commonly referred to as an open source, free Software, copyleft, or community source code license (including any Software licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, Affero General Public License, Eclipse Software License, or any other public source code license arrangement) or any similar license, in each case that require, as a condition of or in connection with any use, modification, reproduction, or distribution of any Software licensed thereunder (or any Proprietary Software or other Owned IP that is used by, incorporated into or includes, relies on, is linked to or with, is derived from, or is distributed with such Software), any of the following: (a) the disclosing, making available, distribution, offering or delivering of source code or any information regarding such Proprietary Software or other Owned IP for no or minimal charge; (b) the granting of permission for creating modifications to or derivative works of such Proprietary Software or other Owned IP; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any third party under Intellectual Property rights (including patents) regarding such Proprietary Software or other Owned IP (whether alone or in combination with other hardware or Software); or (d) the imposition of restrictions on future patent licensing terms, or other abridgement or restriction of exercise or enforcement of any Intellectual Property rights through any means;

“Current Assets” shall mean, as of any specified time or date, the sum of the Company’s current assets, as determined and calculated in accordance with the Specified Accounting Principles; provided, that such amount shall (a) include all current Tax assets other than current Tax assets in respect of income Taxes, (b) exclude all deferred Tax assets, (c) include all cash security deposits and other cash collateral posted with vendors, insurers, landlords or other third Persons to the extent not deemed to be Closing Cash, and (d) exclude any receivables or other assets of the Company due from Seller or any of its Affiliates. For the avoidance of doubt and for the purpose of avoiding double counting, “Closing Cash” shall not be a Current Asset.

“Current Liabilities” shall mean, as of any specified time or date, the sum of the Company’s current liabilities, as determined and calculated in accordance with the Specified Accounting Principles; provided, that such amount shall (a) include all current Tax liabilities other than current Tax liabilities in respect of income Taxes, (b) exclude all other deferred Tax liabilities, (c) exclude any liabilities with respect to operating leases, and (d) exclude any payables or other liabilities of the Company due to Seller or any of its Affiliates. For the avoidance of doubt and for the purpose of avoiding double counting, “Closing Indebtedness” and “Company Transaction Expenses” shall not be a Current Liability.

“Customer” shall mean any Person (a) who, during the twenty-four (24) month period preceding the Closing Date, purchased the goods or services of the Company (including, but not limited to, any agent, dealer or distributor of the Company), (b) who is controlled by or has the same executive officers as any Person covered by the preceding clause (a), or (c) who is a potential customer, client, agent, dealer or distributor with which the Company, directly or indirectly, has had substantive discussions about becoming a customer, client or dealer of the Company.

“Data Security Requirements” shall mean, collectively, all of the following to the extent relating to privacy, data protection or cybersecurity of information, information technology, operational technology, software, and software applications: all (i) Laws, including those concerning the privacy, personal data rights, or security of Personal Information, and all regulations promulgated and guidance issued by any Governmental Entity (including staff reports) thereunder and any security breach notification requirements, including, but not limited to, (a) Regulation (EU) 2016/679 (the “GDPR”), EU Directives 2002/58/EC and 2009/136/EC (each as implemented into the national Laws of EU member states or the United Kingdom, as applicable), (b) the GDPR as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 and the Data Protection Act 2018, (c) HIPAA, (d) California Consumer Privacy Act of 2018; (ii) the Company’s own rules, policies, procedures and public statements (including all data protection and privacy policies and related notices); and (iii) Contracts into which the Company has entered or by which it is otherwise bound (including the Payment Card Industry Data Security Standard as applicable).

“Deductible” shall have the meaning given to it in Section 7.04.

“Disclosure Letter” shall mean the respective disclosure letters delivered concurrently with the execution of this Agreement by Seller to Purchaser and by Purchaser to Seller.

“Disputed Amounts” shall have the meaning given to it in Section 2.03(c).

“DOL” shall have the meaning given to it in Section 3.12(b).

“Downward Purchase Price Adjustment” shall have the meaning given to it in Section 2.03(d)(ii).

“D&O Indemnified Party” shall have the meaning given to it in Section 5.11.

“Employee Benefit Plans” shall have the meaning given to it in Section 3.12(a).

“Environmental Law” shall mean any Law, Order or other requirement of Law, including common law, relating to pollution, natural resources, endangered or threatened species, the protection or restoration of the environment, the protection of human health or safety (to the extent concerned with the exposure to Hazardous Materials), or Hazardous Materials.

“Equity Interests” shall have the meaning given to it in the Recitals.

“ERISA” shall have the meaning given to it in Section 3.12(a).

“ERISA Affiliate” shall mean all employers (whether or not incorporated) that is treated together with the Company as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Estimated Closing Cash” shall have the meaning given to it in Section 2.02(a).

“Estimated Closing Indebtedness” shall have the meaning given to it in Section 2.02(a).

“Estimated Closing Statement” shall have the meaning given to it in Section 2.02(a).

“Estimated Closing Working Capital” shall have the meaning given to it in Section 2.02(a). A sample calculation of Estimated Closing Working Capital, as if being calculated as at June 30, 2022, is attached hereto as Schedule 1.01(a) (Working Capital Example).

“Estimated Company Transaction Expenses” shall have the meaning given to it in Section 2.02(a).

“Estimated Working Capital Adjustment” shall have the meaning given to it in Section 2.02(a).

“FDA” shall mean the U.S. Food and Drug Administration.

“FDA Laws” shall mean all applicable Laws relating to the procurement, testing, development, manufacture, production, distribution, importation, exportation, labeling, packaging, storage, handling, quality, sale, advertising or promotion of FDA-regulated products or services, including the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Services Act (42 U.S.C. § 201 et seq.), and their implementing regulations, consumer product safety laws, and similar laws of any local, state, federal, foreign or other Governmental Entity with such jurisdiction.

“Final Purchase Price” shall mean an amount equal to the sum of (a) Five Million Five Hundred Thousand Dollars ($5,500,000), (b) plus or minus, as applicable, the amount of the Working Capital Adjustment (which may be expressed as either a positive or negative number), if any, (c) plus Closing Cash, (d) minus Closing Indebtedness, and (e) minus Company Transaction Expenses.

“Financial Statements” shall have the meaning given to it in Section 3.06(a).

“Fundamental Representations” shall have the meaning given to it in Section 7.01.

“GAAP” shall mean generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.

“Governmental Entity” shall mean any federal, state, commonwealth, provincial, municipal or local court, arbitral tribunal, administrative agency or commission or other governmental, quasi-governmental or regulatory agency or authority of any nature or any securities exchange.

“Hazardous Material” shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant, or words of similar import, under or pursuant to any Law, Order or requirement of Law, including any admixture or solution thereof, and specifically including chlorinated solvents, petroleum and all derivatives thereof or synthetic substitutes therefor, petroleum byproducts, petroleum breakdown products, asbestos, asbestos-containing materials, mold, radon, flammable substances, explosive substances, urea formaldehyde foam insulation, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and any other substances regulated under Environmental Law at any time prior to, on or after the Closing Date.

“Healthcare Laws” shall mean all Laws relating to, as applicable: (a) FDA Laws; (b) human subject research, clinical trials, laboratory testing, genetic testing, biospecimen collection or testing, non-clinical testing, biohazards, pharmacies, and controlled substances; (c) Animal Research and Welfare Laws; and (d) Laws relating to any federal, state, or health insurance programs. Healthcare Laws includes, to the extent directly applicable or to the extent the Company agrees to comply pursuant to customer contractual commitments: (i) all Laws issued by or otherwise governing the authority, powers and requirements of the FDA, including but not limited to the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.); (ii) the applicable requirements of the International Conference on Harmonization Guideline for Good Clinical Practice E6(R2) and all applicable requirements and ethical guidelines relating to protection of human research subjects including without limitation those contained in the Federal Policy for the Protection of Human Subjects (the “Common Rule”), 45 C.F.R. Part 46, 21 C.F.R. Parts 11, 50, 54, 56, 312, and 812, and any applicable and comparable federal, state and foreign Laws; (iii) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173); (iv) the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., all applicable rules and regulations of the Drug Enforcement Administration, and similar controlled substance Laws in any U.S. state or foreign jurisdiction; (v) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the federal Ethics in Patient Referrals or the “Stark Law” (42 U.S.C. § 1395nn), the civil and criminal False Claims Act (31 U.S.C. §§ 3729–3733), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), the federal Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7, 1320a-7a), the Federal Health Care Fraud Law (18 U.S.C. § 1347), and any state equivalents thereto; (vi) all state Laws governing the offer, payment, solicitation or receipt of any remuneration in exchange for a referral, furnishing, arranging for the furnishing, lease, purchase, order, or recommendation of any healthcare product or service; (vii) the Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act), including the Medicare Secondary Payor statute (42 U.S.C. § 1395y(b)), Section 6002 of the Patient Protection and Affordable Care Act, government pricing and price reporting obligations, and the regulations promulgated pursuant to such statutes; (viii) Laws applicable to professional licensing, conflicts of interest, professional responsibility, and standards of care, including, but not limited to, Laws concerning the provision of healthcare services via telehealth modalities; (ix) Laws governing the Company’s role as a “local representative” in locations outside of the United States for purposes of clinical research; and (x) any other Laws of general applicability to healthcare or governing or regulating the management of clinical research trials, each as amended from time to time, and to the extent not otherwise specifically identified herein.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5), the regulations set forth at 45 CFR Parts 160 and 164; each to the extent applicable, and each as amended, consolidated or replaced.

“Indebtedness” of any Person shall mean and include, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument, (c) indebtedness secured by a Lien on assets or properties of such Person, (d) any liability of such Person in respect of banker’s acceptances or letters of credit (to the extent drawn), (e) any obligations under any interest rate, currency or other hedging agreement, (f) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as finance leases, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) direct or indirect guarantees or other contingent liabilities with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (g) above, (i) any current income Taxes of the Company that have been properly accrued in accordance with GAAP or that are otherwise due and payable, but that remain unpaid as of the Closing, (j) the aggregate annual bonus amounts that are payable to employees and consultants of the Company for fiscal year 2021 (including the employer portion of any Taxes relating to such payments), (k) the aggregate stay bonus amounts that are payable to employees and consultants of the Company for fiscal year 2021 (including the employer portion of any Taxes relating to such payments) that are set forth on Schedule 1.01(a) (Indebtedness), (l) the amount of all Taxes for the Pre-Closing Period deferred pursuant to the CARES Act and the Presidential Memorandum Deferring Payroll Tax Obligations dated August 8, 2020, which have not been paid, (m) any payables or other liabilities of the Company due to Seller or any of its Affiliates to the extent not released pursuant to Section 5.06(a) or (n) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (m) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto. For the avoidance of doubt and for the purpose of avoiding double counting, Indebtedness shall not include any Company Transaction Expenses or Current Liabilities.

“Indemnification Document” shall have the meaning given to it in Section 5.11.

“Indemnified Party” shall have the meaning given to it in Section 7.04.

“Indemnifying Party” shall have the meaning given to it in Section 7.04.

“Independent Accountant” shall have the meaning given to it in Section 2.03(c)(i).

“Initial Purchase Price” shall mean an amount equal to the sum of (a) FIVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($5,500,000), (b) plus or minus, as applicable, the amount of the Estimated Working Capital Adjustment (which may be expressed as either a positive or negative number), if any, (c) plus Estimated Closing Cash, (d) minus Estimated Closing Indebtedness, and (e) minus the Estimated Company Transaction Expenses.

“Intellectual Property” shall mean any and all right, title, and interest in and to any and all of the following in any jurisdiction: (a) inventions (whether or not patentable or reduced to practice), (b) patents, patent applications, invention disclosures, patent disclosures and improvements thereto together with all provisionals, renewals, reissues, continuations, continuations in part, divisions, revisions, extensions, substitutions, reissues or reexaminations thereof and all foreign counterparts and all rights in any of the foregoing; (c) Marks; (d) all copyrights and works of authorship, whether registered as copyrights or unregistered, copyrightable works, mask works, and all registrations, extensions, reversions, and applications for the same and all associated moral rights and special rights of authorship or attribution; (e) rights in Software and other technology; (f) Trade Secrets; (g) rights of privacy and publicity and in social media usernames and accounts; (h) all other intellectual property rights, proprietary rights and industrial property rights; (i) copies and tangible embodiments thereof (in whatever form or medium); and (j) the right to sue at law or in equity for any past, present or future infringement, misappropriation or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“IRS” shall mean the United States Internal Revenue Service.

“IT Assets” shall mean any and all computers, Software, databases, hardware, servers, workstations, routers, hubs, switches, data communications lines, websites (including the content thereon) and all other information technology equipment, rights, and assets, including those provided pursuant to outsourced or cloud computing arrangements.

“Knowledge of Seller” shall have the meaning given to it in Section 1.04.

“Law” shall mean any statute, law, ordinance, policy rule or regulation of any Governmental Entity and all judicial interpretations thereof.

“Liabilities” shall mean any and all Indebtedness, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, including any liabilities for Taxes.

“Liens” shall mean any liens, licenses, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on ownership or use of real or personal property or irregularities in title thereto.

“Lookback Date” shall mean August 16, 2017.

“Loss” or “Losses” shall mean, without duplication, (a) any and all claims, actions, causes of action, judgments, awards, penalties, Liabilities, losses, Taxes, costs or damages, reasonable fees, commissions and expenses of attorneys, accountants, fiduciaries and other professional advisors, whether involving a dispute solely between the parties hereto or otherwise, and (b) any reasonable and documented out-of-pocket losses or costs incurred in investigating, defending or settling any claim, action or cause of action described in clause (a) to the extent such applicable underlying claim, action or cause of action is ultimately entitled to indemnification pursuant to Section 7.02 or Section 7.03, whether or not the underlying claim, action or cause of action is actually asserted or is merely alleged or threatened; provided, however, that “Loss” shall exclude any punitive damages (except to the extent of any of such damages actually paid to a third party).

“Marks” shall mean any and all trademarks, service marks, trade dress, domain names, social media handles, brand names, corporate, trade, and business names, certification marks, logos, slogans and other indicia of origin, whether registered or unregistered, and all registrations and applications for the same (including all translations, adaptations, derivations, and combinations of the foregoing), and all goodwill of the business connected with the use of and symbolized by the foregoing.

“Material Adverse Effect” shall mean any event, circumstance, development, state of facts, occurrence, change or effect that is, or would reasonable be expected to be, individually or in the aggregate, materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company.

“Material Contract” shall have the meaning given to it in Section 3.17(a).

“Multiemployer Plan” shall have the meaning given to it in Section 3.12(c).

“Notice of Objection” shall have the meaning given to it in Section 2.03(b).

“OFAC” shall mean the U.S. Department of Treasury Office of Foreign Assets Control.

“Off-the-Shelf Software” shall mean Software that is used solely internally in the Ordinary Course, that is not customized, and that is commercially available Software licensed or otherwise made available on standard terms and conditions to any Person free of charge or for a license fee, royalty or other consideration of no more than $55,000 per user (or, if not licensed or otherwise made available on a per user basis, of less than $55,000 total on an annual or annualized basis) for each such Software product.

“Order” shall mean any judgment, order, injunction, decree, writ, permit or license of any Governmental Entity or any arbitrator.

“Ordinary Course” shall mean with respect to any Person, the ordinary course of business of such Person.

“Overlap Period” shall mean any taxable year or period beginning on or before and ending after the Closing Date.

“Overlap Period Return” shall have the meaning given to it in Section 6.01(b).

“Owned IP” shall mean all Intellectual Property and IT Assets owned (or purported to be owned), in whole or in part, by the Company and includes all Intellectual Property required to be set forth on Section 3.15(a) of the Disclosure Letter.

“Owned Real Property” shall have the meaning given to it in Section 3.19(a).

“Parent Guaranty” shall have the meaning given to it in Section 8.17.

“Permits” shall have the meaning given to it in Section 3.10.

“Permitted Liens” shall mean (a) Liens consisting of zoning, entitlement, building, building code, planning, or other land use restrictions or codes or regulations, easements, Permits, restrictive covenants, encroachments, rights-of-way, defects, exceptions, and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto which, individually or in the aggregate, do not materially detract from the value of, or impair the use of, such property by the Company, (b) Liens for Taxes, assessments, and other government charges not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been made with respect thereto in accordance with GAAP, (c) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens granted to end users arising in the Ordinary Course securing amounts that are not past due, (d) statutory, common law or contractual liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (e) Liens securing the obligations of the Company under equipment or capitalized leases, (f) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (g) Liens securing obligations pursuant to any Indebtedness (which Liens shall be removed as of the Closing), (h) Liens relating to the transferability of securities under applicable securities Laws, (i) Liens encumbering the leasehold interest in any real property that is the subject of a Real Property Lease, that, to the Knowledge of Seller, do not materially interfere with the current use or occupancy of such real property by the Company, (j) any condition that would be shown by a current survey or title report, or that would be apparent as part of a physical inspection, of the applicable parcel of real property, in each case which does not adversely interfere with the present use or occupancy of the parcel of real property it affects, or (k) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course.

“Person” shall mean and include an individual, a partnership, a limited partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, an association, a trust, an unincorporated organization, a group and a Governmental Entity.

“Personal Information” shall mean any information relating to an identified or identifiable individual.

“Pre-Closing Period” shall mean all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Overlap Period, the portion of such Overlap Period ending on and including the Closing Date.

“Pre-Closing Return” shall have the meaning given to it in Section 6.01(a).

“Proceeding” shall mean any legal, administrative, arbitral or other proceeding, suit, inquiry, action or investigation by or before any Governmental Entity.

“Proprietary Software” shall mean any and all proprietary Software owned by or purported to be owned by, in whole or in part, by the Company.

“Purchase Price Adjustment” shall have the meaning given to in Section 2.03(d).

“Purchase Price Holdback Amount” shall mean two hundred fifty thousand dollars ($250,000).

“Purchaser” shall have the meaning given to it in the Preamble.

“Purchaser Indemnitees” shall have the meaning given to it in Section 7.02.

“Real Property Leases” shall have the meaning given to it in Section 3.19(b).

“Recall” shall mean a product recall, rework or post-sale warning or similar action.

“Reference Time” shall mean 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date.

“Registered IP” shall have the meaning given to it in Section 3.15(a).

“Release” shall mean any release, spilling, leaking, pumping, pouring, discharging, emitting, emptying, escaping, leaching, injecting, dumping, dumping, abandonment, disposing or migrating into or through the indoor or outdoor environment.

“Releasee” shall have the meaning given to it in Section 5.05(b).

“Releasor” shall have the meaning given to it in Section 5.05(b).

“Releasor Claims” shall have the meaning given to it in Section 5.05(b).

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors, financing sources or other Persons acting on behalf of such Person.

“Returns” shall mean all federal, state, local and foreign returns, information statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and informational Tax returns) or other documents and any amendments thereto, required to be filed with any taxing authority, relating to the determination, assessment or collection of any Tax.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and Luhansk People’s Republic, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state; (b) any Person operating, organized or resident in a Sanctioned Country; (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b); or (d) otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a U.S. Person would be prohibited or restricted by law from engaging in trade, business, or other activities).

“Sanctions” shall mean (a) economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by (i) OFAC or any other U.S. Governmental Entity, (ii) Her Majesty’s Treasury of the United Kingdom, (iii) the European Union or any European Union member state or (iv) the United Nations Security Council; and (b) any other applicable sanctions laws and regulations.

“Sanctions Authority” shall mean OFAC, BIS, the U.S. Department of State, Her Majesty’s Treasury, or any other Governmental Entity administering laws, regulations, or restrictive measures relating to Sanctions.

“Seller” shall have the meaning given to it in the Preamble.

“Software” shall mean any and all (a) computer code and computer programs, including any and all software, compilers, middleware, operating systems, applications systems, development tools, and firmware implementations of algorithms, models and methodologies, whether in source code or object code, including, for the avoidance of doubt, patches, new versions or updates thereto, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, methods, technical manuals, (b) database rights, databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) all source code annotations, documentation, including user and installation manuals and training software, relating to any of the foregoing.

“Solvent” shall mean, when used with respect to any Person, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness; provided, however, that, for the avoidance of doubt, notwithstanding the foregoing or anything herein or otherwise to the contrary, in no event (A) shall any Person be deemed to not be Solvent as a result of having a negative working capital and in no event shall the Company be deemed to not be Solvent as a result of having a negative Closing Working Capital or (B) shall any intercompany assets or intercompany liabilities be taken into account in determining whether any Person is Solvent (and, for the avoidance of doubt, any receivables or other assets of the Company due from Seller or any of its Affiliates and any payables or other liabilities of the Company due to Seller or any of its Affiliates shall be disregarded for purposes of determining whether the Company is Solvent).

“Specified Accounting Principles” shall mean GAAP, consistently applying the policies, principles, conventions, methodologies and procedures utilized in the preparation of the Financial Statements that are in accordance with GAAP (including any practices, principles, policies, judgments, inclusions, exclusions, valuation, and estimation methodologies used therein), except as expressly modified on Schedule 1.01(a) (Working Capital Example).

“Subsidiary,” with respect to any Person, shall mean (a) any corporation more than fifty percent (50%) of the stock having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Target Working Capital” shall mean negative three hundred seventy thousand Dollars (-$370,000).

“Tax Matter” shall have the meaning given to it in Section 6.02.

“Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value added, employment, occupation, workers compensation, disability, severance, property, excise, windfall profits, premium, stamp, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return) and all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect thereto and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person.

“Temporarily Retained Cell Line Samples” shall have the meaning given to it in Section 3.32.

“Third Party Claim” shall have the meaning given to it in Section 7.06.

“Top Customers” shall have the meaning given to it in Section 3.21.

“Top Suppliers” shall have the meaning given to it in Section 3.21.

“Trade Compliance Laws” shall mean any requirement of Law relating to the regulation of exports, re-exports, imports, transfers, releases, shipments, transmissions or any other provision of goods, technology, software or services, including without limitation: (a) Laws enforced by U.S. Customs and Border Protection; (b) the Arms Export Control Act and the International Traffic in Arms Regulations (22 C.F.R. Part 120 et seq.) administered by the U.S. Department of State’s Directorate of Defense Trade Controls; (c) the Export Administration Regulations (15 C.F.R. Parts 730 et seq.) administered by the U.S. Department of Commerce’s Bureau of Industry and Security; (d) the U.S. anti-boycott Laws administered by the U.S. Department of Commerce’s Bureau of Industry and Security and the U.S. Department of the Treasury’s International Revenue Service; (e) all Laws concerning exports and imports administered by the U.S. Census Bureau; and (f) Sanctions.

“Trade Secrets” shall mean any and all trade secrets and other proprietary or confidential information including ideas, formulas, compositions, unpatented inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, improvements, mask works, financial and accounting data, technical data, personal information, customer lists, supplier lists, business plans, know-how, formulae, methods (whether or not patentable), specifications, designs, analyses, processes, procedures, source code, object code, and techniques, research and development information, industry analyses, drawings, databases, data collections and related information, know-how and proprietary information.

“Transition Services Agreement” shall have the meaning given to in the Recitals.

“Treasury Regulations” shall mean the Treasury Regulations promulgated pursuant to the Code, as amended from time to time, including the corresponding provisions of any successor regulations.

“USDA” shall mean the United States Department of Agriculture, including agencies within its organization such as the Animal and Plant Health Inspection Services.

“Vyant Business” shall mean the business of drug discovery for complex neurodevelopmental and neurodegenerative disorders, including, but not limited to, through a central nervous system drug discovery platform that combines scientific knowhow with the application of human-derived organoid models of brain disease, scaled biology, and machine learning designed to: (i) elucidate disease pathophysiology, (ii) formulate key therapeutic hypotheses, (iii) identify and validate drug targets, cellular assays, and biomarkers to guide candidate molecule selection, and (iv) guide clinical trial patient selection and trial design, including, but not limited to, current programs focused on identifying repurposed and novel small molecule clinical candidates for rare central nervous system genetic disorders including, but not limited to, Rett Syndrome, CDKL5 Deficiency Disorders, and familial Parkinson’s Disease.

“Working Capital Adjustment” shall mean any amount (which may be expressed as either a positive or negative number) equal to the amount of the Closing Working Capital less the Target Working Capital.

Section 1.02 Construction. In this Agreement, unless the context otherwise requires:

(a) references to “writing” or comparable expressions include a reference to facsimile transmission or comparable means of communication (including electronic mail or transmission, provided the sender complies with the provisions of Section 8.04 hereof);

(b) the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to Purchaser, material that has been posted, retained and thereby made available to Purchaser through the online “virtual data room” established by the Company) at least twenty-four (24) hours prior to the Closing;

(c) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d) references to Articles, Sections, Annexes, Sections of the Disclosure Letter, the Preamble and Recitals are references to articles, sections, annexes, disclosure schedules, the preamble and recitals of this Agreement, and the descriptive headings of the several Articles and Sections of this Agreement, the Disclosure Letter (as applicable) are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(e) whenever this Agreement refers to a number of days, that number shall refer to calendar days unless Business Days are specified and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on or by the next day that is a Business Day;

(f) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(g) this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(h) “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import;

(i) the word “or” is not exclusive; and

(j) references to “Dollars”, “dollars” or “$”, without more are to the lawful currency of United States of America.

Section 1.03 Annexes, Exhibits and the Disclosure Letter. The Annexes and the Disclosure Letter are incorporated into and form an integral part of this Agreement.

Section 1.04 Knowledge. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Seller” or words of similar import, it shall mean the knowledge of the individuals set forth in Section 1.04 of the Disclosure Letter after reasonable due inquiry by such individuals.

Article II
Sale of Equity Interests

Section 2.01 Sale of Equity Interests. On the terms, and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Purchaser at the Closing, and Purchaser shall purchase from Seller at the Closing, the Equity Interests free and clear of all Liens (other than any restrictions under applicable securities Laws) and together with all accrued rights and benefits attached thereto. Seller shall take such action as is reasonably necessary and legally required to reflect the sale, assignment, transfer and delivery of the Equity Interests on the books and records of the Company, free and clear of all Liens (other than any restrictions under applicable securities Laws) and together with all accrued rights and benefits attached thereto, and to provide Purchaser with such evidence of the same as is legally required or as Purchaser shall reasonably request. Seller shall cure any deficiencies with respect to the endorsement of the certificates or other evidence representing the Equity Interests or with respect to the membership powers.

Section 2.02 Purchase Price; Delivery of Funds; Payment of Indebtedness and Company Transaction Expenses.

(a) Seller shall cause the Company to prepare and deliver to Purchaser at least two (2) Business Days, but not more than five (5) Business Days prior to the Closing Date, a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of (i) the amount of the Closing Indebtedness (the “Estimated Closing Indebtedness”), (ii) the amount of the Closing Cash (the “Estimated Closing Cash”), (iii) the Company Transaction Expenses (the “Estimated Company Transaction Expenses”), (iv) the Closing Working Capital and the components thereof, (the “Estimated Closing Working Capital”), and (v) the amount of the Working Capital Adjustment (“Estimated Working Capital Adjustment”), in each case including reasonably detailed calculations thereof, and in each case calculated in accordance with the terms of this Agreement. The Estimated Closing Statement and each of the components set forth therein shall be prepared in accordance with the terms of this Agreement and the Specified Accounting Principles, as applicable.

(b) At the Closing, Purchaser shall pay or cause to be paid to the account(s) designated by Seller, in full consideration for the purchase by Purchaser of the Equity Interests (subject to the adjustments set forth in Section 2.03 hereof), an amount equal to (i) the Initial Purchase Price minus (ii) the Purchase Price Holdback Amount, such payment to be made by wire transfer of immediately available funds to an account designated by Seller in writing to Purchaser prior to the Closing.

(c) At the Closing, (i) Seller shall pay or cause to be paid any amounts due to employees, officers and directors of the Company constituting Company Transaction Expenses (subject to any applicable employer and employee Taxes and withholdings on amounts payable to any such individual) for payment to the applicable recipient through payroll on the next regularly scheduled payroll date and (ii) Purchaser shall pay or cause to be paid, on behalf of the Company, to each other payee all other Company Transaction Expenses for which invoices have been submitted to the Company at least two (2) Business Days prior to the Closing Date; provided, however, notwithstanding anything herein to the contrary and for the avoidance of doubt and for the purpose of avoiding double counting, any amounts paid by Parent or Seller or any of their respective Subsidiaries (for the avoidance of doubt, other than the Company) with respect to the foregoing clause (i) shall not be deemed to be Company Transaction Expenses and shall not reduce the Initial Purchase Price or the Final Purchase Price.

Section 2.03 Determination of Purchase Price Adjustment.

(a) Promptly after the Closing Date, and in any event not later than ninety (90) days following the Closing Date, Purchaser shall cause the Company to prepare and deliver to Seller a statement (the “Closing Statement”) setting forth Purchaser’s good faith calculations of (i) the amount of the Closing Indebtedness, (ii) the amount of the Closing Cash, (iii) the amount of the Company Transaction Expenses, (iv) the amount of the Closing Working Capital, (v) the amount of the Working Capital Adjustment and (vi) a calculation of the Final Purchase Price based on the amounts set forth in the Closing Statement. The Closing Statement and each of the components set forth thereon shall be prepared in accordance with the terms of this Agreement and the Specified Accounting Principles, as applicable. Upon delivery of the Closing Statement by Purchaser, Purchaser shall cause the Company to provide Seller and its Representatives with reasonable access, during normal business hours and with reasonable advance notice, to the Company’s accounting and other personnel and to the books and records of the Company, as the case may be, and any other documents or information (subject to the execution of customary access letters) reasonably requested by Seller and necessary in order to allow Seller and its Representatives to verify the accuracy of the Closing Statement. Notwithstanding anything herein to the contrary and for the avoidance of doubt and for the purpose of avoiding double counting, any amount that would otherwise be deemed a Company Transaction Expense shall not constitute a Company Transaction Expense to the extent paid at or prior to the Closing, unless such Company Transaction Expense was paid with an amount that constitutes Closing Cash which is included in Closing Cash for purposes of the Final Purchase Price.

(b) In the event that Seller does not object to the Closing Statement by written notice of objection (the “Notice of Objection”) delivered to Purchaser within thirty (30) days after Seller’s receipt of the Closing Statement, the recalculation of the Initial Purchase Price pursuant to the Closing Statement shall be deemed final and binding. A Notice of Objection under this Section 2.03(b) hereof shall set forth in reasonable detail Seller’s alternative calculations of (i) the amount of the Closing Indebtedness, (ii) the amount of the Closing Cash, (iii) the Company Transaction Expenses, (iv) the Closing Working Capital and the Working Capital Adjustment calculated by reference thereto and (v) a recalculation of the Final Purchase Price based on such amounts.

(c) If Seller delivers a Notice of Objection to Purchaser within the thirty (30) day period referred to in Section 2.03(b) hereof, then any element of the Closing Statement that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding and any dispute (all such amounts, the “Disputed Amounts”) shall be resolved as set forth in this Section 2.03(c):

(i) Seller and Purchaser shall promptly endeavor in good faith to resolve the Disputed Amounts listed in the Notice of Objection. If a written agreement determining the Disputed Amounts has not been reached within ten (10) Business Days (or such longer period as may be agreed by Seller and Purchaser) after the date of receipt by Purchaser from Seller of the Notice of Objection, the resolution of such Disputed Amounts shall be submitted to a nationally recognized independent accounting firm mutually acceptable to Purchaser and Seller (the “Independent Accountant”).

(ii) Seller and Purchaser shall use their commercially reasonable efforts to cause the Independent Accountant to render a decision in accordance with this Section 2.03(c) along with a statement of reasons therefor within thirty (30) days of the submission of the Disputed Amounts, or a reasonable time thereafter, to the Independent Accountant. The decision of the Independent Accountant shall be final, binding and non-appealable upon each party hereto and the decision of the Independent Accountant shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover.

(iii) The Final Purchase Price shall be recalculated based upon the final determination (or deemed determination) of the Independent Accountant with respect to the Disputed Amounts and the Final Purchase Price, as so recalculated, shall be deemed to be final and binding.

(iv) If Seller and Purchaser submit any Disputed Amounts to the Independent Accountant for resolution, Seller and Purchaser shall each pay their own costs and expenses incurred under this Section 2.03(c).

(v) Seller shall be responsible for that fraction of the fees and costs of the Independent Accountant where (A) the numerator is the portion of the Disputed Amounts expressed in dollars, decided by the Independent Accountant in favor of Purchaser and (B) the denominator is the total Disputed Amounts, and Purchaser shall be responsible for the remainder of such fees and costs.

(vi) The Independent Accountant shall act solely as an expert and not as an arbitrator (except to the extent set forth in the last sentence of Section 2.03(c)(ii)) to determine, based upon the provisions of this Section 2.03(c), only the Disputed Amounts and the determination of each amount of the Disputed Amounts shall be made in accordance with the procedures set forth in Section 2.03(a) hereof. The parties shall use their commercially reasonable efforts to cause the Independent Accountant’s determination of the Disputed Amounts to be no less than the lesser of the amount claimed by either Seller or Purchaser, and shall be no greater than the greater of the amount claimed by either Seller or Purchaser; provided, that if, notwithstanding the commercially reasonable efforts of Seller and Purchaser, (A) the Independent Accountant’s determination of any Disputed Amount is less than the lesser of the amounts claimed by either Seller or Purchaser, then such disputed amount shall be deemed to be the lesser of the amounts claimed by either Seller or Purchaser or (B) the Independent Accountant’s determination of any Disputed Amount is more than the greater of the amounts claimed by either Seller or Purchaser, then such disputed amount shall be deemed to be the greater of the amounts claimed by either Seller or Purchaser.

(d) Upon the final determination, in accordance with Section 2.03(b) or Section 2.03(c) hereof, of the Final Purchase Price, Seller or Purchaser, as the case may be, shall make the payment required by this Section 2.03(d). The amount payable by Seller or Purchaser pursuant to this Section 2.03(d) is referred to herein as the “Purchase Price Adjustment” and shall be treated as an adjustment to the purchase price for federal, state, local and foreign income Tax purposes:

(i) If (X) the Final Purchase Price is greater than (Y) the Initial Purchase Price, then (A) Purchaser shall pay to Seller for the account of Seller the difference between the amounts in clause (X) and (Y) above and (B) Purchaser shall pay to Seller the Purchase Price Holdback Amount. Any amount to be paid by Purchaser pursuant to this Section 2.03(d) shall be paid within three (3) Business Days after the determination of the Final Purchase Price by wire transfer of immediately available funds to an account designated by Seller in writing to Purchaser promptly after the final determination of the Final Purchase Price and Purchaser shall be liable for such amounts.

(ii) If (X) the Final Purchase Price is less than (Y) the Initial Purchase Price, (such difference, the “Downward Purchase Price Adjustment”), then (A) if the Purchase Price Holdback Amount exceeds the amount of the Downward Purchase Price Adjustment, Purchaser shall pay to Seller the amount of such excess, and (B) if the amount of the Downward Purchase Price Adjustment exceeds the Purchase Price Holdback Amount, Seller shall pay to Purchaser the amount of such excess. Any amount to be paid by Seller pursuant to this Section 2.03(d) shall be paid within three (3) Business Days after the determination of the Final Purchase Price by wire transfer of immediately available funds to an account designated by Purchaser in writing to Seller promptly after the final determination of the Final Purchase Price and Seller shall be liable for such amounts.

(iii) If (X) the Final Purchase Price is equal to (Y) the Initial Purchase Price, there shall be no adjustment pursuant to this Section 2.03(d). In such event, Purchaser shall pay to Seller the Purchase Price Holdback Amount.

Section 2.04 Closing. The closing of the sale of the Equity Interests referred to in Section 2.01 hereof (the “Closing”) shall take place on the date hereof at 10:00 A.M. Eastern Time (i) at the offices of White & Case LLP, 1221 Avenue of the Americas, New York, New York, 10020-1095 or (ii) by electronic exchange of documents, or at such other time, date or place as the parties hereto shall agree in writing. Such date is herein referred to as the “Closing Date.” At the Closing, subject to and in accordance with the terms of this Agreement, the parties hereto shall deliver to each other the various deliveries required to be made at Closing under this Agreement. All other agreements, certificates, documents and instruments furnished in connection with this Agreement at the Closing shall be deemed to be delivered simultaneously on the Closing Date and may be delivered by means of an exchange of executed documents by facsimile or as an attachment in “pdf” or similar format to an electronic mail message.

Section 2.05 Closing Deliverables.

(a) At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(i) membership interest power duly executed in blank by Seller or other signed instrument of assignment and conveyance document as are reasonably acceptable to Purchaser, dated the Closing Date, transferring to Purchaser all of Seller’s rights, titles and interests in, and to, the Equity Interests;

(ii) a true and correct copy of the certificate of formation of the Company as in effect on the Closing Date, including all amendments thereto, in each case certified by the Secretary of State or other appropriate official;

(iii) a certificate from the Secretary of State or other appropriate official of the jurisdiction of formation of the Company to the effect that the Company is in good standing in such jurisdiction and listing all governing documents of the Company on file;

(iv) an IRS Form W-8 executed by Seller, an IRS Form W-9 executed by the Company, and a FIRPTA certificate that meets the requirements of Treasury Regulation Section 1.1445-2(c)(3) (along with a related notice to the IRS) issued by the Company dated as of the Closing Date certifying that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date;

(v) final invoices from each Person to whom Company Transaction Expenses are payable (other than employees of the Company) evidencing the amount of the applicable Company Transaction Expenses as of the Closing Date;

(vi) duly executed termination agreements cancelling all Affiliate Contracts as of or prior to the Closing, in form reasonably acceptable to Purchaser, that provide for such termination and the repayment in full of any Indebtedness thereunder without further liability or obligation to the Company thereafter;

(vii) counterparts to the Transition Services Agreement, duly executed by each of Seller and the Company;

(viii) a certificate signed by a duly authorized officer of Seller and the Company stating that all copies of the Closing Cell Line Samples (as defined below) have been physically shipped and are in process of being delivered to Purchaser or the Company; and

(ix) the items set forth on Schedule 2.05(a)(ix) hereto.

(b) At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

(i) a counterpart to the Transition Services Agreement, duly executed by Purchaser and the Company.

Section 2.06 Withholding Rights. Purchaser and the Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law. If Purchaser or the Company, as the case may be, withholds any such amounts, the amounts so withheld shall be treated for all purposes of this Agreement as having been paid to Seller.

Section 2.07 Tax Treatment of Payments. Any payment made pursuant to Section 2.03, Section 6.03 or Article VII hereof shall be deemed to be, and Seller and Purchaser shall treat such payments as an adjustment to the purchase price for all federal, state, local and foreign income tax purposes, unless otherwise required by Law.

Article III
Representations and Warranties of Seller and Parent

Except as set forth in the Disclosure Letter (it being agreed that any matter disclosed pursuant to any section or subsection of the Disclosure Letter shall be deemed disclosed for purposes of any other section or subsection of the Disclosure Letter to the extent the applicability of the disclosure to such other section or subsection is reasonably apparent on the face of such disclosure), Seller and Parent each hereby represents and warrants to Purchaser as follows as of the Closing Date:

Section 3.01 Capacity; Authorization; Noncontravention.

(a) Each of Seller and Parent has the requisite legal capacity, power and authority and has taken all action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by Seller as contemplated hereby, to perform and carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Seller and Parent of this Agreement and all other instruments and agreements to be delivered by Seller and Parent, as applicable and as contemplated hereby, the consummation by Seller and Parent of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been, and in the case of documents required to be delivered at Closing will be, duly authorized and approved by all necessary action. This Agreement has been, and all other instruments and agreements to be executed and delivered by Seller and Parent as contemplated hereby will be, duly executed and delivered by Seller and Parent, as applicable. Assuming that this Agreement constitutes a valid and binding obligation of Purchaser and each other Person (other than Seller and Parent) party hereto, this Agreement constitutes a valid and binding obligation of Seller and Parent enforceable against Seller and Parent in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. Assuming that all other instruments and agreements to be delivered by Seller and Parent as contemplated hereby and thereby constitute valid and binding obligations of Purchaser and each other Person (other than Seller and Parent) party thereto, such instruments and agreements will constitute valid and binding obligations of Seller and Parent enforceable against Seller and Parent in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b) The execution and delivery of this Agreement and all other instruments and agreements to be delivered by Seller and Parent as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with, require a consent or notice under or violate any of the provisions of the certificate of formation or operating agreement of the Company, in each case as amended to the date of this Agreement, (ii) create or impose any Lien (other than Permitted Liens) upon any of the properties or assets of Seller, Parent or the Company, (iii) conflict, require a consent or notice under or violate or result in a breach of, or constitute a default (or an event that, with or without notice or lapse of time or both, would constitute an a default) under, or give rise to a right of termination, amendment, cancellation or acceleration of rights, obligations or performance required by any of the terms, conditions or any provisions of, any Material Contract or other instrument to which Seller, Parent or the Company is a party or by which any of their respective properties or assets are bound or under any Material Contract, or (iv) subject to receipt of the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.01(b) of the Disclosure Letter, conflict with, require a consent or notice under, or violate or breach any provision of any Law or any Order applicable to Seller, Parent or the Company or by which any of their respective properties or assets are bound, except, in the case of clauses (iii) and (iv) above, for such conflicts, breaches, defaults, consents, approvals, authorizations, declarations, filings or notices which have not had and would not reasonably be expected to be material to the Company, and, except in the case of clauses (ii), (iii) and (iv) above, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Seller or Parent to consummate the transactions contemplated hereby.

Section 3.02 Ownership of Equity Interests. Seller has good and valid title to the Equity Interests free and clear of all Liens (other than any restrictions under applicable securities Laws), and is the record and beneficial owner thereof. All of the Equity Interests were acquired from third parties or the Company in compliance with applicable Law. There is no outstanding Contract with any Person to purchase, redeem or otherwise acquire any outstanding equity interests of the Company. Upon payment of the amount required by Section 2.02(b) to Seller at the Closing, Purchaser will acquire good and valid title to the Equity Interests, free and clear of all Liens (other than any restrictions under applicable securities Laws), Orders, Contracts or other limitations whatsoever. The assignments, endorsements, stock powers and other instruments of transfer delivered by Seller to Purchaser at the Closing will be sufficient to transfer Seller’s entire interest, record and beneficial, in the Equity Interests to Purchaser. There are no outstanding or authorized options, warrants, calls, subscriptions, obligation so of any kind (contingent or otherwise) convertible or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the ownership interests of the Company, that will not be deemed exercised or terminated in full prior to the Closing Date. There is no outstanding contract with any Person to purchase, redeem or otherwise acquire any Equity Interests.

Section 3.03 Due Organization, Good Standing and Power of the Company

(a) The Company is a limited liability company duly formed and organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the character or location of the properties owned, leased or operated by the Company or the nature of the Company Business makes such qualification necessary, except where the failure to so qualify has not had and would not be material to the Company.

(b) The Company has no Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other equity, ownership, proprietary or voting interest in any Person.

(c) There are no restrictions of any kind that prevent or restrict the payment of dividends or other distributions by the Company other than those imposed by the Laws of general applicability of its jurisdiction of organization.

Section 3.04 Capitalization. Section 3.04 of the Disclosure Letter sets forth the true, accurate and complete equity capitalization of the Company. The Equity Interests constitute all of the issued and outstanding equity interests of the Company and have been duly authorized, validly issued and are fully paid and nonassessable, and are not subject to, and were not issued in violation of any preemptive rights or other similar rights. Except for the Equity Interests, no equity interests of the Company are issued, reserved for issuance or outstanding. Seller has no obligation to make further payments for its purchase of the Equity Interests or contributions to the Company solely by reason of its ownership of the Equity Interests. The Company is not a party to any outstanding or authorized option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment relating to the Equity Interests, pursuant to which the Company is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, any Equity Interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any Equity Interests. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Equity Interests. There are no voting trusts, equityholder agreements, proxies or other agreements or understanding in effect with respect to the voting or transfer of any of the Equity Interests. The Company does not have any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with Seller on any matter. There are no irrevocable proxies and no voting agreements with respect to any Equity Interests.

Section 3.05 Consents and Approvals. No consent of or filing with any Governmental Entity or any other Person, must be obtained or made in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller and the Company of the transactions contemplated by this Agreement, except for any consents, approvals, authorizations or filings which have been obtained or made or, if not made or obtained, would not be materially adverse or be reasonably be expected to be materially adverse to the Company or the ability of Seller or the Company to perform their respective obligations under this Agreement.

Section 3.06 Financial Statements; Undisclosed Liabilities.

(a) Seller has furnished Purchaser with (i) the unaudited balance sheet of the Company as of December 31, 2021, the related unaudited statements of income as prepared by management for the nine (9) months then ended, and (ii) the interim unaudited balance sheet of the Company as of June 30, 2022 (the “Balance Sheet Date”) and the related interim unaudited statements of income for the six (6) months then ended. The financial statements referred to above (collectively, the “Financial Statements”), except as set forth on Section 3.06 of the Disclosure Letter, and except for the absence of notes thereto and subject to normal year-end adjustments which will not be material, have been prepared in all material respects in accordance with GAAP, consistently applied throughout the periods indicated.

(b) The Financial Statements were properly derived from the books, records and accounts of the Company. The books, records and accounts of the Company are complete and correct in all material respects and represent actual, bona fide transactions.

(c) The Financial Statements are correct and complete and fairly present, in all material respects, the financial position (and any changes thereof) and results of operations of the Company as of the times and for the periods referred to therein.

(d) The Company does not have any claims or Liabilities, whether primary or secondary, direct or indirect, absolute, accrued, contingent or otherwise except for (i) Liabilities specifically reflected and adequately reserved on the Financial Statements, (ii) accounts payable to trade creditors and accrued expenses incurred subsequent to the Balance Sheet Date in the Ordinary Course, (iii) Liabilities with respect to executory obligations arising under any Contract, other than Liabilities arising from any breach of any such Contracts or breach of Law, and (iv) Company Transaction Expenses to the extent taken into account in the Final Purchase Price.

(e) The Company maintains (i) books and records reflecting its assets and liabilities that are accurate in all material respects and (ii) adequate and effective internal accounting controls which provide reasonable assurance that (A) the control objectives have minimized the risk of material financial misstatement, (B) all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Financial Statements, (C) access to the properties and assets of the Company is permitted only in accordance with management’s general or specific authorization, and (D) all transactions are executed with management’s authorization and accurately recorded in the correct period as necessary to permit the preparation of the Financial Statements and disclosures in conformity with GAAP. Since the Lookback Date, no director or officer of the Company or, to the Knowledge of Seller, non-officer employee, external auditor, external accountant or similar authorized representative of the Company, has received or otherwise been made aware of any material complaint, allegation or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation or claim that the Company has engaged in questionable accounting or auditing practices, and no officer, director, manager, member or employee of the Company has refused to execute any certificate of any kind whatsoever required by Law or requested by any accounting, banking, financial or legal firm or Person with respect to the subject matter of the Financial Statements.

(f) The Company is not a party to, or does not have any commitment to become a party to, any off balance sheet arrangement, including any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the Securities and Exchange Commission).

(g) Except as set forth on Section 3.06(g) of the Disclosure Letter, the Company does not have any Indebtedness.

Section 3.07 Absence of Certain Changes Since the Balance Sheet Date, (a) there has not been any event, circumstance, development, state of facts, occurrence, change or effect which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and no event, circumstance, development, state of facts, occurrence, change or effect exists or has occurred which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (b) the Company has operated in the Ordinary Course in all material aspects (including its working capital and cash management practices) and (c) without limiting the generality of the foregoing, the Company has not:

(i) (A) materially increased or decreased the rate or terms of wages, salaries or bonuses payable or to become payable to any current of former employee or independent contractor of the Company (outside of the Ordinary Course), (B) changed, established, adopted, entered into, amended or terminated any arrangement whereby any director, officer or employee is or becomes entitled to severance payments for any reason, (C) granted, or accelerated the vesting of or lapsing of restrictions with respect to any equity-based compensation or other long-term incentive compensation under any Employee Benefit Plan, or (D) entered into any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(ii) split, combined, divided, subdivided, recapitalized or reclassified the Equity Interests;

(iii) made any change in its sales, credit or collection terms and conditions or payment practices, policies, procedures or written off as uncollectible any notes or accounts receivable or waived or released any rights or claims, including any write-offs, discounts, rebates or other compromise of any accounts receivable or claims, other than in the Ordinary Course charged to applicable reserves, failed to pay or delayed payment of payables or other Liabilities, or otherwise changed the manner in which the Company deals with customers, suppliers or vendors;

(iv) (A) incurred, assumed, guaranteed or modified any obligation, Indebtedness or liability or assumed, guaranteed, endorsed, modified or otherwise become responsible for the liabilities or obligations of any other Person or entity (whether absolute, accrued, contingent or otherwise), except normal trade or business obligations incurred in the Ordinary Course; (B) discharged or satisfied any Lien or paid any obligation, action or liability (whether absolute, accrued, contingent or otherwise), other than in the Ordinary Course; (C) mortgaged, pledged, created or subjected to Lien any of its existing assets or properties; (D) sold, assigned, transferred, leased, licensed, sublicensed, agreed not to assert, abandoned, allowed to lapse, encumbered, amended, terminated, released, waived or otherwise disposed of any of its tangible or intangible rights, assets or properties having a fair market value in excess of $55,000 (if tangible) or that are otherwise material to the Company (except sales of inventory in the Ordinary Course); (E) acquired any tangible or intangible assets, properties or interest therein, except in the Ordinary Course; (F) amended, terminated, waived or released any rights or canceled any debt owing to or claim by the Company; or (G) entered into, become subject to, modified, changed or terminated in any material respect any Material Contracts (including any licenses of Intellectual Property) or Real Property Lease;

(v) purchased, redeemed, issued (or authorized the issuance of), sold, pledged, distributed, assigned, encumbered or otherwise acquired or disposed of any Equity Interests or granted any options, warrants or other rights to purchase, or converted any obligation into, the Equity Interests or issued any evidence of indebtedness or other securities;

(vi) acquired any business, line of business or Person by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(vii) forgiven or cancelled any debts or claims held by the Company;

(viii) permitted any insurance policy naming it as a beneficiary or a loss payable payee to be canceled, terminated or modified or any of the coverage thereunder to lapse;

(ix) maintained its books, accounts and records in any manner other than in the usual, regular and ordinary manner, on a basis consistent with prior years and in a business-like manner in accordance with sound commercial practice;

(x) made any loans, advances or capital contributions, to or investments in, any other Person;

(xi) changed its financial, auditing or accounting principles, elections, policies or methods;

(xii) made, changed or revoked any Tax election (other than an election to be treated as a corporation for U.S. federal income tax purposes by filing an IRS Form 8832), settled or compromised any material Tax liability, prepared any material Return in a manner which is inconsistent with the past practices of the Company with respect to the treatment of items on such Returns, incurred any material liability for Taxes other than in the Ordinary Course, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or filed an amended Return or a claim for refund of Taxes with respect to the income, assets or operations of the Company;

(xiii) made or committed to make any capital expenditures or entered into any operating lease in excess of $55,000 individually, or otherwise acquired any assets or properties (other than inventories in the Ordinary Course) or entered into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(xiv) acquired (by merger, consolidation or acquisition of stock or assets) any corporation, limited liability company, partnership or other business enterprise or division or significant assets thereof;

(xv) formed any Subsidiary;

(xvi) communicated with the directors, officers, employees or consultants of the Company regarding the compensation, benefits or other treatment they will receive in connection Purchaser’s purchase of the Equity Interests pursuant to the terms of this Agreement or the other transactions contemplated hereby, unless any such communications were consistent with prior directives or documentation provided to the Company by Purchaser (in which case, the Company shall have provided Purchaser with prior notice of and the opportunity to review and comment upon any such communications);

(xvii) permitted material damage, destruction or loss to the properties or assets owned, leased or used by the Company in an adverse manner or in a manner which would reasonably be expected to adversely affect the operations of the Company or Company Business;

(xviii) paid, discharged, settled or satisfied any Proceeding involving the Company or any of its assets or properties;

(xix) increased any reserves for contingent Liabilities (excluding any adjustment to bad debt reserves in the Ordinary Course);

(xx) modified, changed or otherwise altered the nature of the Company Business;

(xxi) entered into any Contract (A) with any Affiliate of Seller or the Company, or (B) committed or agreed to enter into any Contract, or materially amend, or terminate any Material Contract, in each case outside of the Ordinary Course;

(xxii) sold, assigned, licensed, sublicensed, covenanted not to assert, allowed to lapse, failed to maintain, abandoned, transferred or otherwise disposed of any material Owned IP or material IT Assets, except for non-exclusive licenses of Owned IP granted to customers, end users, service providers and other third parties in the Ordinary Course or subjected any Proprietary Software to Copyleft Terms;

(xxiii) disclosed any Trade Secrets of the Company or to any Person (other than pursuant to written confidentiality agreements entered into in the Ordinary Course that contain reasonable protections to preserve all rights in such Trade Secrets); or

(xxiv) agreed, undertaken or committed to do any of the foregoing.

Section 3.08 Compliance with Laws. The Company is not currently conducting, nor, since the Lookback Date, has conducted, its operations in material violation of, and, since the Lookback Date, the Company has at all times complied with any and all Laws and/or Orders applicable to the Company or its properties or assets, including, without limitation, civil or criminal law relating to fraud, intentional misrepresentation, negligent misrepresentation, or conspiracy relating thereto. Since the Lookback Date, the Company has not (i) received any warning letters, notice of adverse finding or similar document or notice that asserts a lack of substantial compliance with any applicable Laws, Orders or regulatory requirements that have not been fully resolved to the satisfaction of the requesting Sanctions Authority or other Governmental Entity, (ii) encouraged or induced the breach of any contractual right or obligation of any party, or conspired with any party to breach any such obligation, or (iii) engaged in any fraud or fraudulent conduct, including, without limitation, conspiracy in connection with any such fraud or fraudulent conduct. There is no pending or threatened regulatory action or investigation (other than non-material routine or periodic inspections or reviews) against the Company.

Section 3.09 Trade Compliance Laws.

(a) Neither Seller nor the Company, or any of their respective directors, officers, employees, or, to the Knowledge of Seller, any agent of the Company, is a Sanctioned Person. The Company is in compliance with all applicable Trade Compliance Laws and has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company with all applicable Trade Compliance Laws. Since the Lookback Date, the Company: (i) has not directly or indirectly exported, re-exported, sold or otherwise transferred (including transfers to non-U.S. persons located in the United States) any items, software, technology or services subject to Trade Compliance Laws in violation of Trade Compliance Laws; (ii) where required by Law, has notified recipients of such items, software, technology or services of the potential applicability of Trade Compliance Laws to the recipients’ use or other disposition thereof; and (iii) has not engaged in any other transactions with any Person with whom U.S. Persons are prohibited from dealing under Trade Compliance Laws, including, for example, any Sanctioned Person.

(b) No charge, proceeding, investigation, or inquiry by any Sanctions Authority, the U.S. Department of State’s Directorate of Defense Trade Controls, or any other Governmental Entity administering Trade Compliance Laws, with respect to a violation of any applicable Trade Compliance Laws is now pending or has been asserted or threatened with respect to the Company. Since the Lookback Date, the Company has not been the subject of any past charge, proceeding, investigation or inquiry with respect to potential or actual violations of any Trade Compliance Laws.

(c) The Company has not, since the Lookback Date, made any voluntary disclosure with respect to a possible violation of Trade Compliance Laws to any Sanctions Authority, the U.S. Department of State’s Directorate of Defense Trade Controls, or any other Governmental Entity administering Trade Compliance Laws. Since the Lookback Date, the Company has not been subject to civil or criminal penalties imposed by any Sanctions Authority, the U.S. Department of State’s Directorate of Defense Trade Controls, or any other Governmental Entity administering Trade Compliance Laws with respect to violations of any Trade Compliance Laws.

Section 3.10 Permits. The Company possesses all material federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, identification numbers, exemptions, franchisees and other governmental authorizations and orders from Governmental Entities (collectively, the “Permits”) that are necessary for the operation of the Company Business as presently conducted, or that are necessary for the lawful ownership of its properties and assets. Seller has delivered or made available to Purchaser for inspection a true and correct copy of each Permit obtained or possessed by the Company. All such Permits are valid and have not lapsed, been cancelled, terminated or withdrawn. The Company is in compliance with all such Permits in all material respects. Each such Permit can be renewed or transferred in the Ordinary Course by the Company, as the case may be. Any application for the renewal of any such Permit which is due prior to the Closing Date shall be timely made or filed by the Company prior to the Closing Date. There is no pending, or, to the Knowledge of Seller, threatened proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit. To the Knowledge of Seller, there is no valid basis for such proceeding, including the transactions contemplated hereby. No administrative or governmental action or proceeding has been taken or threatened in connection with the expiration, continuance or renewal of any such Permit and, to the Knowledge of Seller, there is no valid basis for any such proceeding.

Section 3.11 Litigation. There are no Claims or Proceedings pending, or, to the Knowledge of Seller, threatened, against or affecting Seller or the Company, or any of their respective properties, assets or rights, which is material to, or that would reasonably be expected to be material to the Company. To the Knowledge of Seller, there is no valid basis for any such action, proceeding or investigation. The Company is not subject to any Order that materially restricts the operation of the Company Business or is material to, or which would reasonably be expected to be material to, the Company. There are no actions pending or, to the Knowledge of Seller, threatened against Seller or the Equity Interests before or by any Governmental Entity that questions or challenges the validity of this Agreement or any document or instrument to be delivered by Seller, or Seller’s execution, delivery or performance of this Agreement or any document or instrument to be delivered by Seller, except, with respect to Seller, as would not adversely affect or delay the consummation of any of the transactions contemplated hereby.

Section 3.12 Employee Benefit Plans.

(a) Section 3.12(a)(i) of the Disclosure Letter sets forth a true, accurate and complete list of each material benefit or compensation plan, program, policy, practice, contract, agreement or other arrangement, covering current or former employees, directors or consultants of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment (i.e., the Company’s form of employment agreement and offer letter and any individual employment agreements or offer letters that materially deviate from such forms), individual consulting, retirement, severance, termination or change in control agreements, deferred compensation, vacation, sick, stock option, stock purchase, stock appreciation rights, stock-based or other equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, in each case, which is sponsored, maintained or contributed to, or required to be maintained or contributed to, or with respect to which any liability, potential, contingent or otherwise, is borne by the Company (collectively, the “Employee Benefit Plans”).

(b) With respect to each Employee Benefit Plan, Seller has made available to Purchaser, to the extent applicable, true, correct and complete copies of (1) the Employee Benefit Plan, including (without limitation) all amendments thereto and currently effective related trust documents, insurance contracts or other funding vehicles, (2) written descriptions of the material terms of any Employee Benefit Plans that are not set forth in a written document, (3) the most recent summary plan description together with the summary or summaries of material modifications thereto, (4) the three most recent annual actuarial valuations, (5) the most recent determination or opinion letter issued by the IRS with respect to any Employee Benefit Plan and related trust intended to be qualified under Section 401(a) of the Code and any pending request for such a determination letter, (6) the three most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto), (7) all non-routine material correspondence to or from the IRS, the United States Department of Labor (“DOL”), the Pension Benefit Guaranty Corporation or any other Governmental Entity received since the Lookback Date with respect to any Employee Benefit Plan, including any filings under the IRS’s Employee Plans Compliance Resolution System Program or any of its predecessors or the DOL’s Delinquent Filer Program, and (8) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests).

(c) Each Employee Benefit Plan (including any related trusts), other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) has been established, operated and administered in all material respects in compliance with its terms and applicable Laws, including, without limitation, ERISA and the Code. The Company has not made any binding commitment to modify, change or terminate any Employee Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(d) No Employee Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company who reside or work outside of the United States, and the Company does not have any employees who reside or work outside of the United States.

(e) Each Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of Seller there are no existing circumstances that would reasonably be expected to affect adversely the qualified status of any such Employee Benefit Plan.

(f) Neither the Company, any Employee Benefit Plan, nor, to the Knowledge of Seller, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which would subject the Company to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code. The Company has not engaged in a transaction that would reasonably be expected to result in a civil penalty under Sections 409 or 502(i) of ERISA.

(g) The Company is not, and no conditions exist that could reasonably result in the Company being, subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Employee Benefit Plan. All required contributions in respect of any Employee Benefit Plan have in all material respects been timely made or properly accrued on the financial statements. No “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred with respect to any Employee Benefit Plan, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred.

(h) There are no loans by the Company to any of its current or former employees, other than loans under any Employee Benefit Plan intended to qualify under Section 401(k) of the Code.

(i) No suit, administrative proceeding or action is pending, or to the Knowledge of Seller is overtly threatened in communication with the Company, against or with respect to any Employee Benefit Plan, including any audit or inquiry by the IRS or the DOL or any other Governmental Entity (other than routine claims for benefits arising under such plans).

(j) No Employee Benefit Plan is or has since the Lookback Date been covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA, and neither the Company nor any ERISA Affiliate has since the Lookback Date maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any Multiemployer Plan.

(k) No Employee Benefit Plan is (i) a “multiple employer plan” (within the meaning of the Code or ERISA), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iii) a “funded welfare plan” within the meaning of Section 419 of the Code or (iv) sponsored by a human resources or benefits outsourcing entity, professional employer organization or other similar vendor or provider.

(l) Except (i) as required by applicable Law, (ii) benefits through the end of the month of termination of employment; (iii) death or disability benefits attributable to deaths or disabilities occurring at or prior to termination of employment; and (iv) post-termination benefits during any period to convert a group Employee Benefit Plan to an individual plan, no Employee Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person.

(m) Neither the execution and delivery of this Agreement, member or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or independent contractor of the Company to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Employee Benefit Plan, (iv) otherwise give rise to any material liability under any Employee Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Employee Benefit Plan on or following the Closing Date, (vi) require a “gross-up,” indemnification for, or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code due to the imposition of the excise tax under Section 4999 of the Code on any payment to such disqualified individual or due to the failure of any payment to such disqualified individual to be deductible under of Section 280G of the Code or (vii) result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. Seller has made available to Purchaser true, correct and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated by this Agreement.

(n) Each Employee Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material liabilities to Purchaser or the Company other than ordinary administration expenses typically incurred in a termination event.

(o) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code or otherwise.

Section 3.13 Labor Matters.

(a) Section 3.13(a) of the Disclosure Letter sets forth, with respect to each current employee of the Company, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family or other leave, sick leave or on layoff status subject to recall, (i) the name of such employee and the date as of which such employee was originally hired by the Company, and whether the employee is on an active or inactive status, (ii) such employee’s title, (iii) such employee’s annualized compensation as of the date of this Agreement, including base salary, vacation and paid time off accrual amounts, and target bonus opportunity, (iv) whether such employee is not fully available to perform work because of a qualified disability or other leave and, if applicable, the type of leave (e.g., disability, workers compensation, family or other leave protected by applicable Law) and the anticipated date of return to full service, (v) the facility at which such employee is deemed to be located, and (vi) any governmental authorization, permit or license that is held by such employee and that is used in connection with the Company Business.

(b) The Company is not a party to, bound by, negotiating or required to negotiate any collective bargaining agreement or other agreement with a labor union or other labor organization. No employees of the Company are represented by any labor union, other labor organization or collective bargaining agreement. There are no activities or proceedings of any labor union or other labor organization to organize any employees of the Company and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization. There are no pending or, to the Knowledge of Seller, threatened, and, since the Lookback Date, there have been no, material strikes, lockouts, union organization activities (including, but not limited to, union organization campaigns or requests for representation), pickets, slowdowns, stoppages, grievances or labor disputes or similar activity in respect of the Company Business. The Company is not engaged in and, since the Lookback Date, has not engaged in any unfair labor practice. There is no unfair labor practice charge against the Company pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board or any similar labor relations authority.

(c) The Company is, and, since the Lookback Date, has been, in compliance in all material respects with all applicable Laws and Orders respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees and independent contractors, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, and wages and hours. There is no pending or, to the Knowledge of Seller, threatened charge, complaint, arbitration, audit or investigation brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, any current or former independent contractors, or any class of the foregoing, or any Governmental Entity, that involve the labor or employment relations and practices of the Company that would reasonably be expected to result, individually or in the aggregate, in any material liability to the Company.

(d) All payments due from the Company on account of any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company, and employee health and welfare insurance and other benefits, have been paid or properly accrued as a liability on the books of the Company.

(e) To the Knowledge of Seller, no senior executive or other key employee of the Company is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s employment duties with the Company or the ability of the Company to conduct the Company Business.

(f) The Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar slate or local Law that remains unsatisfied.

(g) Section 3.13(g) of the Disclosure Letter sets forth each independent contractor paid in the aggregate more than $55,000 in the last twelve (12) months. The Company does not have any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any misclassification of any employee as exempt versus non-exempt, or with respect to any employee leased from another employer.

(h) As of the date hereof, to the Knowledge of Seller, no senior executive or other key employee of the Company has stated his or her intention to terminate his or her employment prior to or as a result of or following the consummation of the transactions contemplated by this Agreement.

(i) Since the Lookback Date, there have been no employment discrimination or sexual harassment or sexual misconduct allegations raised, brought, to the Knowledge of Seller threatened, or settled, in each case in writing, relating to any current or former appointed officer, director, senior executive or key employee of the Company involving or relating to his or her services provided to the Company. Since the Lookback Date, the Company has not entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any Company current or former officer, director, senior executive or key employee at the level of vice president or above.

Section 3.14 Tax Matters.

(a) Tax Returns. Each of the Company and Seller (solely with respect to the portion of any Return that is required to be filed by, or with respect to, the Company) has filed timely or caused to be filed timely with the appropriate taxing authorities all income and other material Returns, statements, forms and reports for Taxes (each, a “Return”) that are required to be filed by, or with respect to, the Company (taking into account any applicable valid extension of time within which to file). The Company is not currently the beneficiary of any extension of time within which to file any material Return. Such Returns are true, correct and complete in all material respects, and accurately reflect all liability for Taxes of the Company for the periods covered thereby.

(b) Payment of Taxes. All income and other material Taxes and Tax liabilities of the Company that are due and payable by or with respect to the income, assets or operations of the Company have been timely paid in full to the appropriate taxing authorities. All material Taxes incurred but not yet due and payable (i) for periods covered by the Financial Statements have been accrued and adequately disclosed on the Financial Statements in accordance with GAAP, and (ii) for periods not covered by the Financial Statements have been accrued on the books and records of the Company in accordance with GAAP.

(c) Other Tax Matters.

(i) The Company is not currently nor has been within the past five (5) years the subject of an audit or other examination relating to Taxes by the taxing authorities of any nation, state or locality (and no such audit is pending or contemplated) nor has the Company received any written notices within the past five (5) years from any taxing authority that such an audit or examination is pending or relating to any issue which might affect the Tax liability of the Company.

(ii) The Company (A) has not entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company that has not expired or (B) is not presently contesting the Tax liability of the Company before any taxing authority or other Governmental Entity.

(iii) The Company has not been included in any “consolidated”, “unitary” or “combined” Return provided for under the Law of the United States, any non-U.S. jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

(iv) All material Taxes that the Company is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(v) No written claim has ever been made by any Taxing authority in a jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation by that jurisdiction.

(vi) The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.

(vii) There are no Tax-sharing, allocation, indemnification or similar Contracts in effect as between the Company or any predecessor or Affiliate thereof and any other party (including Seller and any of its predecessors or Affiliates) under which Purchaser or the Company could be liable for any Taxes or other claims of any party.

(viii) Seller has delivered or made available to Purchaser true and complete copies, including all amendments thereto, of each of the Returns for income Taxes filed on behalf of the Company since December 31, 2017.

(ix) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (A) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income tax Law); (B) an installment sale or open transaction; (C) a prepaid amount; (D) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19; (E) a change in the accounting method of the Company pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax Laws of any nation, state or locality; or (F) any income earned or accumulated earnings and profits that would result in an inclusion under Section 951(a), Section 951A or Section 965 of the Code (or any similar provision of the Code or the corresponding tax laws of any nation, state or locality) attributable to any the Company for the Pre-Closing Period.

(x) During the five (5) year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(xi) The Company has not engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(xii) The Company properly filed an election to be treated as a corporation for U.S. federal income tax purposes by filing an IRS Form 8832 on September 2, 2022, which resulted in the Company being properly classified as a corporation for U.S. federal income tax purposes effective as of July 1, 2022.

(xiii) Seller is and has been since the date of its formation an entity properly classified as a corporation for U.S. federal income tax purposes and has never filed or otherwise made an election to be treated as other than a corporation for such purposes (including but not limited to an election on IRS Form 8832).

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Disclosure Letter sets forth a true, complete and accurate list of all (i) patents, patent applications, registered trademarks and service marks, trademark applications, service mark applications, registered copyrights, copyright applications, domain names and other registered or applied for Intellectual Property that are owned or filed by the Company (collectively the “Registered IP”), listing for each entry the owner(s), jurisdiction(s) and registration and application number(s) and date(s); and (ii) material unregistered Proprietary Software and material unregistered Marks. The Company possesses and exclusively owns all right, title and interest in and to all of the Owned IP and Registered IP and has a valid and enforceable license to use, sell and license, as the case may be, all other Intellectual Property and IT Assets as used, sold, or licensed in the Company Business or that is otherwise necessary for the conduct of the Company Business, in each case, free and clear of all Liens (other than Permitted Liens), and none of the foregoing will be impaired, altered or otherwise impacted by (nor will require any consent, notification, approval, waiver, or payment or grant of additional amounts or consideration as a result of) the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby. All Registered IP is (i) valid and enforceable and (ii) subsisting and has not been deemed by any Governmental Entity to be invalid or unenforceable. The Company has paid all fees and filed all documents due prior to the date hereof that are necessary to obtain or maintain such Registered IP in force or the exclusive rights thereto.

(b) The Company is not subject to any outstanding Order that would restrict its use or ownership of an Intellectual Property, or would impair the validity or enforceability of any Registered IP and Owned IP.

(c) The Company has taken all necessary and otherwise reasonable steps to protect and preserve the confidentiality and value of all Trade Secrets that are material to and held by or for the Company Business. No such Trade Secret has been disclosed (or authorized or threatened to be disclosed) to any third Person other than pursuant to the terms of a valid, written confidentiality agreement with such Person that (i) obligates such Person to maintain the confidentiality thereof, (ii) imposes perpetual confidentiality with respect to Trade Secrets, and (iii) is in full force and effect, not breached, and legally enforceable by the Company.

(d) To the Knowledge of Seller, the Company, the use of the Registered IP and Owned IP, and the conduct of the Company Business (including the manufacturing, marketing, licensing, sale, use, or distribution of its products and services) have not infringed, misappropriated, diluted, used without authorization, or otherwise violated and do not infringe, misappropriate, dilute, use without authorization, or otherwise violate any Intellectual Property rights of any Person. There are no pending, or to the Knowledge of Seller, threatened, actions, suits, claims or proceedings (and the Company has not received written notice) either (i) alleging any such infringement, misappropriation, dilution, use without authorization, or other violation or (ii) challenging the use, ownership, validity or enforceability of any Registered IP and Owned IP, and in each case, the Company does not know of any valid basis therefor.

(e) To the Knowledge of Seller, no Person is infringing, misappropriating, diluting, using without authorization, or otherwise violating any Owned IP and the Company has not made any claim alleging the foregoing, which claim is still pending.

(f) Except as set forth in Section 3.15(g) of the Disclosure Letter, none of the Proprietary Software is subject to any Copyleft Terms. The Company has used commercially reasonable efforts to maintain the confidentiality of the source code and confidential system documentation relating to all Proprietary Software. No person other than the Company or its hosting providers who are not granted rights to use or access such code other than to host the Proprietary Software at the direction of the Company, possesses, or has an actual or contingent right to access or possess (including pursuant to escrow), a copy in any form of source code of any Proprietary Software or system documentation therefor. The Company does not own or use any artificial intelligence/machine learning technologies that are material to the conduct of the Company Business as currently conducted.

(g) Except as set forth in Section 3.15(g) of the Disclosure Letter, neither Seller nor any of its Affiliates (other than the Company) (i) has any rights in or to any Owned IP or any other Intellectual Property used (or held for use) in the conduct of the Company Business or (ii) is a party to any Contract involving any such Intellectual Property. The Company IT Assets are not shared with any Person (other than the Company).

(h) The Company has, since its inception, taken commercially reasonable steps consistent with Data Security Requirements to ensure the confidentiality, integrity and availability of the Company IT Assets, and the data and information thereon (including Personal Information and Owned IP). To the Knowledge of Seller, there has not been any material malfunction, failure, misconfiguration, or vulnerability with respect to any of the Company IT Assets that has not been remedied in a commercially reasonable manner. To the Knowledge of Seller, the Company IT Assets do not contain any malware, viruses, malicious code, “worms,” “Trojan horses,” “back doors,” or other vulnerabilities, or unauthorized tools or scripts that could reasonably be expected to adversely impact the confidentiality, integrity and availability of the Company IT Assets. To the Knowledge of Seller, there has not been any breach, intrusion, or other security incident that materially adversely impacted the integrity or availability of the Company IT Assets. The Company has implemented reasonable backup, anti-virus, security and disaster recovery technology, policies and procedures.

(i) The Company has in place privacy policies regarding the collection, use and disclosure of Personal Information in its possession, custody or control. The Company is, and has been, in compliance with all Data Security Requirements in all material respects. There are no investigations, actions, suits, claims or proceedings ongoing, pending or threatened, alleging a breach of any Data Security Requirements (or otherwise concerning the data privacy practices of the Company), and the consummation of the transactions contemplated by this Agreement will not result in any such violation. To the Knowledge of Seller, there has been no loss, damage, or unauthorized access, use, modification, or breach of security of Personal Information, or other sensitive data (including Owned IP), maintained or collected by, or on behalf of, the Company. The Company has not received, or provided, written or oral notice of any proceedings or violations of applicable Data Security Requirements. Purchaser will be permitted to process, collect, store, use and disclose data and information (including Personal Information) held by the Company to the same extent the Company would have been able to do so prior to the Agreement. The Company and, to the Knowledge of Seller, each provider of data and information (including Personal Information) to the Company have the proper legal authority and have obtained the proper authorizations and consents, to maintain and use such data and information, and provide such data and information, to the Company.

(j) The Company has executed valid and enforceable written agreements with all Persons (including all of its past and present employees, consultants and independent contractors) who are or would reasonably be expected to be privy to any Trade Secrets of the Company or who have contributed or are contributing to the creation or development of any Owned IP pursuant to which such Persons have, respectively, (i) agreed to hold all Trade Secrets and other confidential information of the Company in confidence both during and after their employment or retention, as applicable, and (ii) presently assigned to the Company all of such Person’s rights, title and interest in and to all Intellectual Property created, conceived, or developed for the Company in the course of their employment or retention thereby (or all such rights, title and interest have vested or will vest in the Company by operation of Law). To the Knowledge of Seller, no party thereto is in default or breach of such agreement.

Section 3.16 Broker’s or Finder’s Fees. No agent, broker, Person or firm acting on behalf of Seller or the Company is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from the Company or any of the other parties hereto, or from any of their Affiliates, in connection with this Agreement or any of the transactions contemplated hereby.

Section 3.17 Material Contracts.

(a) Section 3.17(a) of the Disclosure Letter sets forth an accurate and complete list as of the date hereof of the following Contracts (each such Contract required to be set forth on such Schedule, a “Material Contract”) to which the Company is a party is otherwise bound, or by which any of its properties or assets are bound, in each case, which is in effect as of the date hereof:

(i) all Contracts currently in effect that provide for aggregate consideration in any fiscal year subsequent to December 31, 2021 in excess of $55,000 and are not terminable by the Company or the counterparty thereto, as applicable, without payment or penalty on ninety (90) days or less notice;

(ii) all Contracts relating to capital equipment or expenditures or other purchases of material, supplies or other assets or properties or services, in each case, in excess of $55,000 individually;

(iii) all Contracts involving a loan (other than accounts receivable owing from trade debtors in the Ordinary Course) or advance to (other than travel and entertainment advances to the employees of the Company extended in the Ordinary Course), or investment in, any Person or any Contract relating to the making of any such loan, advance or investment;

(iv) all Contracts that restrict, limit or purports to prohibit, restrict or limit the ability of the Company to compete in, or conduct business in, any line of business or to provide services to any Person or in any geographic area or during any period of time;

(v) all Contracts that provide a guaranty or surety for the benefit of any third party;

(vi) all Contracts that are related to Indebtedness of the Company or granting or evidencing a Lien on any property or asset of the Company, other than a Permitted Lien;

(vii) all Contracts under which any Person (other than the Company) has directly or indirectly guaranteed Indebtedness of the Company;

(viii) all Contracts pursuant to which any sale bonuses in connection with the transactions contemplated by this Agreement are to be paid, which amounts are included in Company Transaction Expenses;

(ix) all contracts with any management service, consulting, financial advisory or similar firm or any investment or commercial banks;

(x) all Contracts with any Governmental Entity;

(xi) all Contracts (other than this Agreement and any agreement or instrument entered into pursuant to this Agreement) with (A) Seller, any other Affiliate of the Company or any Affiliate of Seller (other than the Company) or (B) any current or former officer or director of the Company (each such Contract, an “Affiliate Contract”);

(xii) all Contracts (including letters of intent) (A) involving the future disposition or acquisition of assets or properties involving consideration of more than $55,000, individually or in the aggregate, or any merger, consolidation or similar business combination transaction, whether or not enforceable, or (B) relating to the acquisition by the Company of any operating business or the capital stock or other equity interests of any other Person pursuant to which the Company has continuing obligations as of the date hereof;

(xiii) all Contracts involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

(xiv) leases, subleases, licenses or similar contract requiring payments to or from the Company in excess of $55,000 per annum representing an interest in or in respect of any material rights, assets or property;

(xv) all Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, Claim, Proceeding or other dispute;

(xvi) all Contracts that contain “most favored nation”, first refusal, or first offer provisions or similar terms;

(xvii) all Contracts involving a standstill or similar arrangement;

(xviii) all collective bargaining agreements or other agreements with any labor union;

(xix) all Contracts for the employment of any officer, individual employee or other Person on a full-time or consulting basis who cannot be dismissed immediately by the Company without notice and without liability or obligation of any kind whatsoever (including any penalty or severance payments) in excess of $75,000;

(xx) all customer Contracts involving revenue or receipts in excess of $55,000 in the aggregate during the twelve (12) months ended on the Balance Sheet Date;

(xxi) all Contracts that involve the performance of services for, or delivery of goods or materials to, the Company during the twelve (12) month period ended on the Balance Sheet Date of an amount or value in excess of $55,000;

(xxii) all Contracts relating in whole or in part to, or that includes, (A) any sale, assignment, hypothecation, other transfer, license, option, or other grant of rights by the Company to a Person of any right relating to or under the Company Intellectual Property or any grant to the Company of any right relating to or under the Intellectual Property of any Person or (B) relating to any Company IT Assets (other than (x) non-exclusive licenses to the Company of Off-the-Shelf Software and (y) non-exclusive licenses of Company Intellectual Property granted to customers and/or end users in the Ordinary Course);

(xxiii) all Contracts that are exclusive Intellectual Property licenses;

(xxiv) (A) license or royalty agreement, or other agreement relating in any material respect to (1) any third party Intellectual Property or IT Assets (provided, however, that nonexclusive licenses of uncustomized, commercially available, Off-the-Shelf Software or IT Assets licensed on standard terms and conditions with annual payments not in excess of $55,000 are not required to be scheduled on Section 3.17(a)(xxiv)(A) of the Disclosure Letter but shall constitute Material Contracts for purposes of Section 3.17(b) if they otherwise qualify) or (2) the development of any material Owned IP (other than employee invention assignment and confidentiality agreements entered into in the Ordinary Course on standard forms made available to Purchaser and without any material deviations or exceptions); or (B) Contract under which the Company has licensed or otherwise granted the right to use any Owned IP to a third Person (including any settlement, co-existence, covenant not to sue for infringement or other misappropriation of any Intellectual Property or other agreement that restricts the Company’s enforcement, use, or other exploitation, of any Owned IP);

(xxv) all Contracts under which the Company has granted exclusive rights to another party or received such rights from another party;

(xxvi) all Real Property Leases; and

(xxvii) all other Contracts that are material to the Company Business.

(b) No Material Contract has been terminated or been repudiated. Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company party thereto, and each of the other parties thereto, enforceable in accordance with the terms thereof, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) or the implied covenant of good faith and fair dealing. There exists no default or event of default, nor any event, occurrence, condition or act (including the purchase of the Equity Interests hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder with respect to any Material Contract other than any such default, event of default, event, occurrence, condition or act which is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. To the Knowledge of Seller, all of the covenants to be performed by any other party to any Material Contract have been fully performed in all material respects. Seller has delivered or made available to Purchaser true and complete copies, including all amendments, of each Contract set forth in Section 3.17(a) of the Disclosure Letter. The Company has not obtained – or induced, encouraged, conspired with or acted in concert with any Person for the purpose of obtaining – any products or services for a discounted price, to which discount the Company or such obtaining Person was not entitled.

(c) For informational purposes only, Section 3.17(c) of the Disclosure Letter sets forth a list of Contracts that, if fulfilled in full, would generate pursuant to the terms of such Contracts revenue of approximately $2,822,923 for the Company; provided, however, that, for the avoidance of doubt, notwithstanding the foregoing or anything herein or otherwise to the contrary, in no event shall any Purchaser Indemnitee be entitled to any indemnification or other recourse with respect to any Losses as a result of any such revenue not being realized for any reason.

Section 3.18 Environmental Matters. Seller has delivered to Purchaser complete and accurate copies and results of all reports, studies, analyses, tests, or monitoring possessed or initiated by the Company (a) pertaining to Hazardous Materials at, in, on, or under the any real property or facility at any time owned, leased, or operated by the Company, or any of its predecessors, or (b) concerning compliance by Company, or any other Person for whose conduct it is or may be held responsible, or any real property or facility at any time owned, leased, or operated the Company, or any of its predecessors, with Environmental Laws. Since the Lookback Date, the Company and each real property or facility at any time owned, leased, or operated by the Company or its predecessors, has been, and currently is, in compliance with all applicable Environmental Laws and Permits required of them under applicable Environmental Law (which compliance includes having obtained all such Permits), and, to the Knowledge of Seller, there is no requirement proposed for adoption or implementation under any Environmental Law or Permit required under Environmental Law that will result in the Company or any real property or facility owned, leased, or operated by the Company incurring any Liability. To the Knowledge of Seller, neither the Company nor any real property or facility at any time owned, leased, or operated the Company or any of its predecessors has any obligations with respect to any response costs, corrective action costs, personal injury, natural resource damages, property damage or any investigative, corrective or remedial activities with respect to the Release, manufacture, marketing, distribution, labeling, transportation or handling of, or the exposure to, any substance (including any Hazardous Materials) at any property, either voluntarily or pursuant to any requirements of Environmental Law or any Permit required under Environmental Law. The Company has fully implemented any corrective or remedial actions (including removal, response, construction, closure, disposal or monitoring) to the extent required under Environmental Laws to control, correct or remove any condition which was the subject of any past citations which relate to environmental matters. There are no claims, proceedings, investigations or actions by any Governmental Entity or other Person pending, or to the Knowledge of Seller, threatened against the Company or real property or facility at any time owned, leased, or operated by the Company or any of its predecessors under any Environmental Law. The Company has not assumed, either contractually or by operation of Law, the Liability of any other Person under any Environmental Law. To the Knowledge of Seller, there are no facts, circumstances or conditions relating to the past or present business or operations of the Company or any of its predecessors (including the Release or threatened Release of, or exposure to, any wastes, Hazardous Materials or other substances at any location), or to any real property or facility at any time owned, leased, or operated by the Company or any of its predecessors that would reasonably be expected to give rise to any claim, proceeding, or action, or to any Liability, under any Environmental Law. No consents, approvals, authorizations or filings under any Environmental Law (i.e., so-called “transaction-triggered” requirements) are required in connection with the consummation of the transactions contemplated by this Agreement. All Hazardous Materials manufactured, handled, stored, generated, treated, or otherwise present, at, in, on or under any real property or facility at any time owned, leased, or operated by the Company or any of its predecessors have been, manufactured, handled, stored, generated, and treated in material compliance with Environmental Laws. To the Knowledge of Seller, no Hazardous Materials have been disposed of at, in, on or under any real property or facility at any time owned, leased, or operated by the Company or its predecessors.

Section 3.19 Real Property.

(a) Section 3.19(a) of the Disclosure Letter contains an accurate and complete list as of the date hereof of all real property owned in whole or in part by the Company (the “Owned Real Property”) and includes the street address, the legal description, the name of the record title holder thereof and a list of all Indebtedness secured by a Lien thereon. The Company has good and valid title in fee simple to all the Owned Real Property owned by it, free and clear of any and all Liens except for Permitted Liens. All of the buildings, structures and appurtenances situated on the Owned Real Property are in good operating condition (ordinary wear and tear excepted), are adequate and suitable for the purposes for which they are presently being used and, with respect to each, the Company has adequate rights of ingress and egress for operation of the Company Business in the Ordinary Course. To the Knowledge of Seller, none of such buildings, structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any Law or Order, or encroaches on any property owned by others in a manner which is or would reasonably be expected to be, individually or in the aggregate, material to the owner thereof. No condemnation proceeding is pending or, to the Knowledge of Seller, threatened which would preclude or impair the use of any such Owned Real Property, or any portion thereof, by the owner thereof for the purposes for which it is currently used.

(b) Section 3.19(b) of the Disclosure Letter contains an accurate and complete list as of the date hereof of all leases of real property (collectively, the “Real Property Leases”) to which the Company is a party (as lessee, sublessee, sublessor or lessor) and sets forth the street address thereof. Each Real Property Lease is valid and binding and has not been terminated or repudiated. True and complete copies of such Real Property Leases have been delivered or made available to Purchaser. To the Knowledge of Seller, all of the covenants to be performed by any other party under any such Real Property Lease have been fully performed in all material respects by such Person.

(i) With respect to each Real Property Lease pursuant to which the Company is a lessor or sublessor: all rents and additional rents due on each such Real Property Lease have been paid, and in each case, the lessee has been in peaceable possession since the commencement of the original term of such Real Property Lease.

(ii) None of the leased real property subject to any Real Property Lease is sublet or sublicensed, in whole or in part, to any other Person.

(iii) With respect to each Real Property Lease pursuant to which the Company is a lessee or sublessee: the Company has valid leasehold interests in all leased real property described in each Real Property Lease, free and clear of any and all Liens, except for Permitted Liens. All of the buildings, structures and appurtenances that are the subject of the Real Property Leases are in good operating condition (ordinary wear and tear excepted), are adequate and suitable for the purposes for which they are presently being used and, with respect to each, the Company has adequate rights of ingress and egress for operation of the Company Business in the Ordinary Course. None of such buildings, structures or appurtenances that are the subject of the Real Property Leases (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any Law or Order, or encroaches on any property owned by others in a manner which has had or would reasonably be expected to have, a material adverse effect on such property. No condemnation proceeding is pending or, to the Knowledge of Seller, threatened which would preclude or impair the use of any such property by the Company for the purposes for which it is currently used.

Section 3.20 Interests in Clients, Suppliers, Etc.; Affiliate Transactions. (a) There are no Contracts or Liabilities or other business arrangements between the Company, on the one hand, and Seller or any of its Affiliates (other than the Company), on the other hand and (b) neither Seller nor any of its Affiliates (other than the Company) nor, to the Knowledge of Seller, any director, officer or fiduciaries of the Company possesses, directly or indirectly, any financial interest in, or holds a position as a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of the Company, and (c) neither Seller nor any of its Affiliates (excluding the Company) nor any of its directors, officers or fiduciaries of the Company and/or Seller has any right to or right to use any asset of the Company. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, of one percent (1%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.20.

Section 3.21 Suppliers and Customers. Section 3.21 of the Disclosure Letter sets forth a true and complete list of (i) the top ten (10) customers, measured by dollars, from whom the Company has received the greatest amount of revenues during the 2021 calendar year and the six (6) month period ended June 30, 2022 (such customers, the “Top Customers”), (ii) the ten (10) largest suppliers, measured by dollars, from whom the Company purchased during the 2021 calendar year and the six (6) month period ended June 30, 2022 (such suppliers, the “Top Suppliers”) and (iii) the amount of consideration paid by or to each Top Customer and Top Supplier (x) during fiscal year 2021 and (y) for the six (6) month period ended June 30, 2022. The relationships of the Company with each such Top Supplier and Top Customer are good commercial working relationships, and, since the Lookback Date, (A) no Top Supplier or Top Customer has canceled or otherwise terminated, or, to the Knowledge of Seller, intends to cancel or terminate, its relationship with the Company, or, to the Knowledge of Seller, has threatened to cancel or otherwise terminate, its relationship with the Company and (B) the Company has not received any notice that any such Top Supplier or Top Customer intends to cancel or otherwise materially and adversely modify its relationship with the Company or limit its services, supplies or materials to the Company, or its usage or purchase of the services and products of the Company either as a result of the transactions contemplated hereby or otherwise.

Section 3.22 Accounts Receivable. All of the accounts receivable of the Company are valid and legally binding, represent bona fide transactions and arose in the Ordinary Course. All of the accounts receivable are for sales of goods and services to customers of the Company, none of which is an Affiliate of Seller, except as set forth on Section 3.22 of the Disclosure Letter.

Section 3.23 Bank Accounts, Powers of Attorney. Set forth in Section 3.23 of the Disclosure Letter is an accurate and complete list showing (a) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (b) the names of all Persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

Section 3.24 Title to Personal Properties. The Company has good and valid title or, in the case of leased assets, a valid leasehold interest, free and clear of all Liens, except for Permitted Liens, to all of the material tangible and intangible personal property and assets reflected in the Financial Statements or thereafter acquired. A true, accurate and complete list of all material tangible property and assets (including any laboratory equipment) having an original cost of at least $55,000 used in the conduct of the Company Business as of the date hereof is set forth on Section 3.24 of the Disclosure Letter. The Company owns or has the exclusive right to use all of the tangible personal properties and assets (including any laboratory equipment) used in the conduct of the Company Business as currently conducted and has been conducted during the past 12 months in its Hershey, Pennsylvania facility. Except as would not be materially adverse or reasonably be expected to be materially adverse to the Company, all of the tangible personal property used in the Company Business is in good operating condition, ordinary wear and tear excepted, and is adequate and suitable for the purposes for which it is presently being used. Neither Seller nor any of its Affiliates (other than the Company) possesses, or has the right to use, any tangible or intangible personal property owned or leased by the Company.

Section 3.25 Anti-Corruption Laws.

(a) Since the Lookback Date, neither the Company nor any of its predecessors, directors, officers, employees, agents and Affiliates: (i) has made any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) has made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee; (iii) has made or taken any action to further or facilitate any offer, payment, gift, promise to pay, or any offer, gift or promise of anything else of value, directly or indirectly, to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, or any other party in order to obtain, retain or direct business or obtain any improper or undue advantage in violation of Anti-Corruption Laws; (vi) has established or maintained any unlawful or unrecorded funds; (v) has accepted or received any unlawful contributions, payments, gifts or expenditures; and (vi) is aware of or has taken or failed to take any action, directly or indirectly, that would result in a violation of any provision of the Anti-Corruption Laws.

(b) The Company has instituted and maintains policies and procedures designed to ensure compliance by the Company and its directors, officers, employees and agents, with Anti-Corruption Laws.

(c) Since the Lookback Date, neither the Company nor any its predecessors has undergone or is undergoing any audit, review, inspection, investigation, survey or examination by a Governmental Entity relating to Anti-Corruption Laws. To the Knowledge of Seller, there are no threatened claims, nor presently existing facts or circumstances that would constitute a reasonable basis for any future claims, with respect to the Anti-Corruption Laws by the Company or any of its predecessors.

Section 3.26 Insurance. Set forth in Section 3.26 of the Disclosure Letter is an accurate and complete list of all material insurance policies which cover the Company or its businesses, properties, assets, operations, equipment, consultants, officers or employees (including self-insurance and captive reinsurance), full and complete copies of which have been made available to Purchaser. Such policies are valid, binding and enforceable, all premiums thereon have been timely paid in accordance with the terms of such policies, and the Company is otherwise in compliance with the terms and provisions of such policies other than any such non-compliance which would not be materially adverse or would not reasonably be expected to be materially adverse to the Company or result in the cancellation of, any such policy. The Company has not received any written notice of, or any written notice that would reasonably be expected to be followed by a written notice of, cancellation or non-renewal of, any such policy. All such policies are with reputable insurance carriers, except for any such failures to maintain insurance policies that are not materially adverse or reasonably expected to be materially adverse to the Company. The Company has not been refused (i) any material insurance coverage with respect to any aspect of its operations nor has coverage been limited to any insurance carrier to which it has applied for insurance or with which it has carried insurance, or (ii) any category of insurance policy with respect to any aspect of its operations. Section 3.26 of the Disclosure Letter sets forth an accurate and complete list as of the date hereof of all pending claims and the claims history of the Company, under the material insurance policies set forth in Section 3.26 of the Disclosure Letter since the Lookback Date, including with respect to insurance obtained but not currently maintained.

Section 3.27 Sufficiency of Assets. The tangible and intangible personal property owned or leased by the Company, together with all owned and leased real property of the Company, all owned, leased or licensed Intellectual Property and IT Assets of the Company, and all other assets and rights (including rights under Contracts) of the Company, are sufficient for the operation of the Company Business. Immediately after the Closing, the Company will own, or have the right to use, all tangible and intangible properties and assets that are used or held for use in connection with the Company Business on the same economic basis as before the Closing. Each item of equipment, motor vehicle and other asset that the Company has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or Contract, the obligations of the Company to such lessor or owner will have been discharged in full.

Section 3.28 Solvency. Each of the Company and Parent is Solvent as of the date of this Agreement and will be Solvent immediately after the consummation of the transactions contemplated by this Agreement.

Section 3.29 Warranties. There are no pending, nor to the Knowledge of Seller, threatened, legal proceedings or suits under or pursuant to any warranty, whether expressed or implied, on products or services sold on or prior to the Closing Date by the Company that are not fully reserved against in accordance with GAAP. All of the services rendered by the Company (whether directly or indirectly through independent contractors) have been performed in all material respects in conformity with all expressed warranties and with all applicable contractual commitments, and the Company has not, and shall not have, any liability for replacement or repair or for other damages relating to or arising from any such services, except for amounts incurred in the Ordinary Course which are not required by GAAP to be disclosed in the Financial Statements which are not and would not reasonably be expected to be, individually or in aggregate, materially adverse to the Company.

Section 3.30 Backlog Projects. Set forth in Section 3.30 of the Disclosure Letter is an accurate and complete list showing the Company’s Backlog Projects (as defined below). Copies of each Contract executed by the Company (if any) related to each Backlog Project have been made available to Purchaser. For the purposes of this Section 3.30, “Backlog Projects” means Contracts of the Company in respect of which the Company is scheduled or expected to generate revenue after the date hereof, for which a Contract or purchase order has been executed.

Section 3.31 Regulatory Matters. For the past five (5) years, the Company and, to the Knowledge of Seller, each of its officers, managers, members, directors, employees, and contractors have materially complied with all Healthcare Laws applicable to the Company Business. For the past five (5) years, the Company has not received any (i) written notice or any oral, notice, warning, or other communications from any Governmental Entity, including the Office of Inspector General, any United States Attorney, the Department of Justice, or any attorney general of any jurisdiction, or any third party alleging that the Company has been or is in violation, breach or noncompliance with, or threatening any investigation under, (A) any applicable Healthcare Laws, (B) any applicable FDA Laws, or (ii) other written documents issued by any third parties or Governmental Entity alleging lack of compliance with any applicable Healthcare Law by the Company including, but not limited to, any applicable FDA Laws. For the past five (5) years, there has been no act, omission, misrepresentation, event, or circumstance of the Company or, to the Knowledge of Seller, any of its officers, managers, members, directors, employees, or contractors of the Company that would reasonably be expected to give rise to or form the basis for any claim against the Company for the material violation of any Healthcare Laws.

(a) For the past five (5) years, the Company has not been subject to any audit, inspection, inquiry, or investigation by a Governmental Entity, asserting any noncompliance with the requirements of any Healthcare Laws other than those audits, inspections, inquiries, or investigations that have been (i) in the Ordinary Course and (ii) resolved with a finding of no fault or no observations of noncompliance with Healthcare Laws.

(b) For the past five (5) years, the Company has timely filed all reports, applications, statements, documents, claims and notices, registrations, filings, amendments, supplements and submissions required under Healthcare Laws to be filed, maintained or furnished to any Governmental Entity by the Company with respect to their products and services have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). For the past five (5) years, to the extent applicable, the Company has promptly reported to USDA and the United States National Institutes of Health’s Office of Laboratory Animal Welfare all events, incidents, and violations relating to animal research and welfare required by Animal Research and Welfare Laws. No basis for liability exists with respect to any such filing, notification submission or report.

(c) For the past five (5) years, the Company has not received notice from any third parties or Governmental Entities regarding, nor identified through internal auditing and reporting, any allegation of research misconduct (defined as falsification or fabrication of data, or plagiarism, as those terms are defined in 42 C.F.R. § 93), including violations of any human subject protections and informed consent requirements, made involving research studies, data studies, real world evidence studies, pharmacovigilance activities or other research for which the Company provided services. For the past five (5) years, the Company has not received any written notice, correspondence, or other communication from any Governmental Entity recommending, requiring, or threatening a clinical hold or partial clinical hold, the termination, suspension or material modification of any ongoing clinical trials or other research studies or organizational activities which the Company has conducted, where such clinical hold, termination, suspension or material modification is based in whole or in part on the Company’s acts or omissions. To the extent the Company conducts research that is funded by the United States government or any state government through grant, contract or other transactions authority, such research is, to the extent required by applicable Law, being conducted in material compliance with funding agency requirements, including the United States National Institutes for Health’s Grants Policy Statement, to the extent applicable. In the event notice was provided, or in the event such misconduct was discovered by the Company, the Company has taken such actions as reasonably necessary and within its authorities/power, consistent with Laws and contract, to ensure that truthful information was relayed to the FDA and other applicable Governmental Entities. Since the Lookback Date, the Company has at all times compensated research subjects for participation in accordance with applicable Laws, customer contractual commitments, study protocols, and only as approved by applicable institutional review boards or ethics committees.

(d) For the past five (5) years, the Company has not: (a) billed nor remitted claims for goods or services to any federal, state, or any commercial healthcare insurance program, (b) practiced medicine or provided clinical personnel to or on behalf of any site or itself sponsor any pre-clinical or clinical research activities requiring professional licensure, or (c) provided pharmacy or laboratory services, contracted laboratory tests, contracted with any pharmacy or laboratory for such services, or takes custody of prescriptions, controlled substances or biospecimens, other than, in each case of this clause (c), pre-clinical contract research organization services. For the past five (5) years, the Company has complied in all material respects with all material requirements of any grants and contracts with any Governmental Entities, including those applicable requirements set out by the U.S. Government Accountability Office, including the Federal Acquisition Regulation (48 C.F.R. § 1 et seq.). For the past five (5) years, the Company has not provided informed consent development services to any customer in material violation with any Healthcare Law or Data Security Requirements.

(e) Neither the Company nor, to the Knowledge of Seller, any of its employees, owners, directors, or officers, or contractors or agents has made an untrue statement or fraudulent statement to any Governmental Entity or failed to disclose a material fact required to be disclosed to any Governmental Entity. Neither the Company nor, to the Knowledge of Seller, any agent of the Company (including any Person engaged by the Company to provide any service with respect to its products) has been convicted of any crime or engaged in any conduct that has resulted in debarment or disqualification by any Governmental Entity, and there are no proceedings pending or, to the Knowledge of Seller, threatened that would result in criminal liability or debarment or disqualification by any Governmental Entity.

Section 3.32 Cell Line Samples. Section 3.32 of the Disclosure Letter sets forth a materially complete list of all cell lines owned by the Company or used in the operation of the Company Business (the “Cell Line Samples”) categorized by:

(a) Cell Line Samples that (i) are owned by the Company, (ii) were in Seller’s or any of its Subsidiaries’ (other than the Company) possession or control prior to the Closing, and (iii) have been shipped and are in process of physical delivery to Purchaser or the Company;

(b) Cell Line Samples that (i) are currently used in the operation of the Company Business, (ii) are owned by a customer of Seller or any of its Affiliates, (iii) were in Seller’s or any of its Subsidiaries’ (other than the Company) possession or control prior to the Closing for use solely with respect to such customer, and (iv) have been shipped and are in process of physical delivery to Purchaser or the Company (the Cell Line Samples referenced in clauses (a) and (b), collectively, the “Closing Cell Line Samples”);

(c) Cell Line Samples that (i) are owned by the Company or used in the operation of the Company Business, (ii) are in Seller’s or any of its Subsidiaries’ (other than the Company) possession or control for use solely with respect to a customer in connection with a Contract or Liability, and (iii) Seller will (or cause its Affiliates to) destroy promptly following the expiration of the applicable Contract or Liability (the “Temporarily Retained Cell Line Samples”);

(d) Cell Line Samples that (i) are owned by the Company and (ii) are already located in the Company’s facility in Hershey, Pennsylvania as of the Closing; and

(e) Cell Line Samples that (i) are used in the operation of the Company Business, (ii) are owned by a customer of Seller or any of its Affiliates for use solely with respect to a customer in connection with a Contract or Liability, and (iii) are already located in the Company’s facility in Hershey, Pennsylvania as of the Closing.

For the avoidance of doubt, the Cell Line Samples shall not include any cell lines that are used solely with respect to the Australia Business and Purchaser acknowledges that Section 3.32 of the Disclosure Letter may be incomplete in certain respects with respect to certain information that cannot be reasonably obtained, accessed, or determined prior to the date hereof.

Section 3.33 Exclusivity of Representations. Except for the representations and warranties contained in this Article III, as qualified by the Disclosure Letter, neither the Company, Seller, nor any other Person makes any express or implied representations or warranties regarding the Company or the transactions contemplated hereby, and the Company and Seller each hereby disclaims any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Purchaser shall acquire the Company Business without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in this Agreement or any certificate delivered in connection herewith, as qualified by the Disclosure Letter. Except as otherwise expressly provided by a specific representation or warranty contained in this Agreement, neither the Company, Seller, nor any other Person shall be deemed to make any representation or warranty with respect to any projections, estimates, or budgets heretofore delivered to or made available to Purchaser or its counsel, accountants, or advisors of future revenues, expenses, or expenditures or future results of operations or any other information or documents (financial or otherwise) made available to Purchaser or its counsel, accountants, or advisors with respect to the Company or the transactions contemplated hereby.

Article IV
Representations and Warranties of Purchaser

Except as set forth in the Disclosure Letter (it being agreed that any matter disclosed pursuant to any section or subsection of the Disclosure Letter shall be deemed disclosed for purposes of any other section or subsection of the Disclosure Letter to the extent the applicability of the disclosure to such other section or subsection is reasonably apparent on the face of such disclosure), Purchaser hereby represents and warrants to Seller as follows as of the Closing Date:

Section 4.01 Due Organization, Good Standing and Corporate Power of Purchaser. Purchaser is a limited liability company duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of the Commonwealth of Pennsylvania and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.02 Authorization; Noncontravention.

(a) Purchaser has the requisite corporate power and authority and has taken all corporate or other action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby, the consummation by it of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been duly authorized and approved by the board of directors of Purchaser. This Agreement has been, and all other instruments and agreements to be executed and delivered by Purchaser as contemplated hereby will be, duly executed and delivered by Purchaser. Assuming that this Agreement constitutes a valid and binding obligations of Seller and each other Person (other than Purchaser) party hereto, this Agreement constitutes a valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. Assuming that all other instruments and agreements to be delivered by Purchaser as contemplated hereby constitute valid and binding obligations of Seller and each other Person (other than Purchaser) party thereto, such instruments and agreements will constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b) The execution and delivery of this Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, require a consent or notice under or violate any of the provisions of the articles of incorporation or bylaws of Purchaser, as amended to the date of this Agreement, (ii) create or impose any Lien (other than Permitted Liens) upon any of the properties or assets of Purchaser, (iii) conflict, require a consent or notice under or violate or result in a breach of, or constitute a default (or an event that, with or without notice or lapse of time or both, would constitute an a default) under, or give rise to a right of termination, amendment, cancellation or acceleration of rights, obligations or performance required by any of the terms, conditions or any provisions of, any material Contract or other instrument to which Purchaser is a party or by which any of its properties or assets are bound or under any material Contract or (iv) conflict with, require a consent or notice under, or violate or breach any provision of any Law or any Order applicable to Purchaser or by which any of its properties or assets are bound, except (in case of clauses (ii), (iii) and (iv) above) as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.

Section 4.03 Consents and Approvals. No consent of or filing with any Governmental Entity or any other Person, must be obtained or made in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated by this Agreement, except for any consents, approvals, authorizations or filings, which have been obtained or made or, if not made or obtained, would not be materially adverse or be reasonably be expected to be materially adverse to Purchaser or the ability of Purchaser to perform its obligations under this Agreement.

Section 4.04 Broker’s or Finder’s Fee. No agent, broker, Person or firm acting on behalf of Purchaser is or shall be entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from any of the other parties hereto or from any Affiliate of the other parties hereto.

Section 4.05 Claims and Proceedings. There is no Claim or Proceeding pending or, to the knowledge of Purchaser, threatened against or involving Purchaser that would adversely affect or delay the consummation of any of the transactions contemplated hereby.

Section 4.06 Solvency. As of the Closing, and after giving effect to all of the transactions contemplated hereby and assuming that (i) the representations and warranties in Article III are true and correct and (ii) neither Seller nor Parent will have breached its agreements and obligations under this Agreement or in any other instruments and agreements contemplated hereby, the Company will be Solvent.

Section 4.07 Investment Purpose. Purchaser is acquiring the Equity Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Equity Interests are not registered under or pursuant to any securities Laws, and that the Equity Interests may not be transferred or sold except pursuant to the registration provisions of any applicable securities Laws or pursuant to an applicable exemption therefrom. Purchaser is able to bear the economic risk of holding the Equity Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Purchaser represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended.

Section 4.08 Non-Reliance. Purchaser acknowledges and agrees that it has conducted to its satisfaction, its own independent investigation of the condition, operations and business of the Company and, in making its determination to proceed with the transactions contemplated hereby, it has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III. Purchaser acknowledges and agrees that, except as set forth in the representations and warranties set forth in Article III, none of the Company, Seller, or any other Person has made any representation or warranty, express or implied, written or oral, as to the accuracy or completeness of any information that the Company or Seller furnished or made available to Purchaser and its representatives. Purchaser acknowledges and agrees that, except for the representations and warranties contained in Article III, Purchaser shall acquire the Company in an “as is” condition and on a “where is” basis. Purchaser acknowledges and agrees that, except for the representations and warranties contained in Article III, neither the Company, Seller, nor any other Person has made, and Purchaser has not relied on, any other representation or warranty, express or implied, written or oral, by or on behalf of the Company or Seller. Except as otherwise provided by a representation or warranty contained in Article III, Purchaser acknowledges and agrees that neither the Company, Seller, nor any other Person, directly or indirectly, has made, and Purchaser has not relied on, any representation or warranty regarding the pro-forma financial information, financial projections, or other similar forward-looking statements of the Company, and Purchaser will not make any claim with respect thereto.

Article V
Covenants

Section 5.01 Confidentiality.

(a) After the Closing Date, the Confidentiality Agreement shall be deemed to have been terminated by the parties thereto and shall no longer be binding.

(b) Each of Seller, on the one hand, and Purchaser and following the Closing the Company, on the other hand, acknowledges and agrees that it and its respective Affiliates are in possession of Confidential Material. Each of Seller, on the one hand, and Purchaser and following the Closing the Company, on the other hand, shall, and shall cause their respective Affiliates and Representatives to, treat confidentially and not disclose all or any portion of such Confidential Material and will use such Confidential Material solely for the purpose of consummating the transactions contemplated by this Agreement and for no other purpose. Each of Seller, on the one hand, and Purchaser and following the Closing the Company, on the other hand, acknowledges and agrees that such Confidential Material is proprietary and confidential in nature and may be disclosed to its Representatives only to the extent necessary for Seller, on the one hand, and Purchaser and following the Closing the Company, on the other hand, as applicable, to consummate the transactions contemplated by this Agreement (it being understood that Seller, on the one hand, and Purchaser and following the Closing the Company, on the other hand, shall be responsible for any disclosure by any such Representative not permitted by this Agreement). If Seller, on the one hand, or Purchaser and following the Closing the Company, on the other hand, or any of their respective Affiliates or Representatives is requested or required to disclose (after such Person has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with Seller, on the one hand, or Purchaser and following the Closing the Company, on the other hand, as applicable, about such Person’s intention to make, and the proposed contents of, such disclosure) any of the Confidential Material (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), such Person shall, or shall cause such Affiliate or Representative, to provide Seller, on the one hand, or Purchaser and following the Closing the Company, on the other hand, as applicable, with prompt written notice of such request so that Seller, on the one hand, or Purchaser and following the Closing the Company, on the other hand, as applicable, may seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, Seller, on the one hand, or Purchaser and following the Closing the Company, on the other hand, or such Affiliate or Representative may disclose only that portion of the Confidential Material which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and each of Seller, on the one hand, and Purchaser and following the Closing the Company, on the other hand, as applicable, shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Material so disclosed. Each of Seller and Parent, on the one hand, and Purchaser and following the Closing the Company, further agrees that, from and after the Closing Date, Seller, Parent, Purchaser, and the Company and their respective Affiliates and Representatives, upon the request of the other party, promptly will deliver to such other party all documents, or other tangible embodiments, constituting Confidential Material of such other party or other information with respect to such other party, without retaining any copy thereof, and shall promptly destroy all other information and documents constituting or containing Confidential Material of such other party.

Section 5.02 Public Announcements. Seller and Parent, on the one hand, and Purchaser, on the other hand, each shall (a) consult with each other before issuing, or allowing any Affiliate to issue, any press release or otherwise making, or allowing any Affiliate to make, any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other party for review a copy of any such press release or public statement, and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other party to this Agreement, in each case, unless required by applicable Law or regulations of any applicable stock exchange. Notwithstanding the foregoing, Purchaser, Seller, and Parent, as applicable, and their respective Affiliates and Representatives may disclose such terms to (i) their respective Affiliates, and its and their respective employees, accountants, advisors and other representatives as necessary in the Ordinary Course, (ii) its direct and indirect equityholders and their respective Affiliates (including, for the avoidance of doubt, Cobepa SA and its Affiliates) in order that such Persons may provide customary information about the subject matter of this Agreement and the transactions contemplated hereby to their Affiliates and their respective limited partners and investors and prospective limited partners and investors in connection with their fundraising and reporting activities, (iii) as necessary to comply with any routine supervisory audit or regulatory examination to which such Person or any of its equityholders or their respective Affiliates is subject in the course of its business, and (iv) to satisfy Parent’s disclosure obligation under federal securities laws, including filing a Form 8-K after the execution of this Agreement and appending this Agreement as an exhibit thereto.

Section 5.03 Non-Disparagement. Seller, Purchaser, the Company, and Parent shall not, and shall cause their respective Affiliates not to, make or publish any derogatory or disparaging written, oral, or electronic statements about (a) another party hereto or any of their respective Affiliates or any of their respective predecessors, equityholders, trustees, beneficiaries and the present and former Representatives of the foregoing, individually and in their official capacities, or (b) any products, services, practices or operations of any other party hereto or any of their respective Affiliates. Notwithstanding the foregoing covenant, each of Seller, Purchaser, the Company, Parent and their respective Affiliates and Representatives shall not be prohibited or restricted from (x) making or publishing any such statements that such Person reasonably believes in good faith to be necessary in responding to or initiating a bona fide claim involving such Person, and is otherwise not prohibited by the terms hereof, (y) answering truthfully if compelled to do so in a deposition, lawsuit or similar dispute resolution proceeding, or (z) complying with any legal process, required governmental testimony or filings, administrative or arbitrary proceedings (including depositions in connection with such proceedings), or as otherwise required by any applicable Law (provided that such compliance does not exceed that required by such applicable Law) or to the extent requested by any Governmental Entity, communications (whether oral or written) or making statements in any proceeding to enforce such Person’s rights against any other party or such party’s Affiliates under this Agreement or any other ancillary agreements contemplated hereby.

Section 5.04 Non-Solicitation; Non-Competition; Non-Interference.

(a) In consideration of the transactions contemplated by this Agreement, during the period from the Closing Date to the date that is five (5) years after the Closing Date, each of Seller and Parent shall not, and shall cause each of its Affiliates (other than Parent’s equityholders and to the extent not on behalf of Seller, Parent and their Affiliates - directors and officers of the foregoing ) not to, either alone or in concert with others, directly or indirectly, (i) recruit or hire or otherwise solicit for employment or other engagement with (or assist any other Person in engaging in any such activities), any Person who is or, within the twelve (12) month period immediately prior to the Closing Date, was an employee or an independent contractor, agent or consultant of the Company or (ii) otherwise induce or attempt to induce (or assist any other Person in engaging in any such activities) any employee or independent contractor, agent or consultant of the Company to terminate such Person’s employment or other relationship with Purchaser, or in any way interfere with the relationship between Purchaser, on the one hand, and any such employee, officer, director, independent contractor, agent or consultant, on the other hand; provided, however, that, following the twelve (12) month anniversary of the Closing Date, the foregoing shall not prohibit any recruiting, hiring, soliciting, inducing, employing, or engaging any such person who (i) responds to a general public solicitation not specifically targeted at such persons, (ii) contacts Seller or Parent or any of their respective Affiliates for employment or engagement on his or her own initiative prior to any solicitation, (iii) is referred by search firms, employment agencies, or similar entities provided that such entities have not been specifically instructed to solicit such persons, or (iv) has been terminated by the Company or any of its Affiliates prior to commencement of employment or engagement discussions between Seller or Parent or any of their respective Affiliates and such person and without any solicitation prior to such termination.

(b) In consideration of the transactions contemplated by this Agreement, during the period from the Closing Date to the date that is five (5) years after the Closing Date, each of Seller and Parent shall not, and shall cause each of its Affiliates (other than Parent’s equityholders and to the extent not on behalf of Seller, Parent and their Affiliates - directors and officers of the foregoing) not to, directly or indirectly, on its behalf or on behalf of any other Person, (A) persuade or attempt to persuade, any Customer not to continue its business relationship with Purchaser or to hire another company for services being provided by the Company, (B) in any way intentionally or knowingly interfere with the relationship between Purchaser and any Customer or business relationship or (C) solicit or induce any Customer of any Purchaser to purchase from a Competing Business, goods or services provided by the Company in connection with the Company Business in competition with the Company, or to aid any Competing Business in identifying or soliciting any such Customer, in each case of the foregoing clauses (A), (B), and (C), with respect to the Company Business.

(c) In consideration of the transactions contemplated by this Agreement, during the period from the Closing Date to the date that is twelve (12) months after the Closing Date, Purchaser shall not, either alone or in concert with others, directly or indirectly, (i) recruit or hire or otherwise solicit for employment or other engagement with (or assist any other Person in engaging in any such activities), any Person who is as of the Closing Date an employee of Seller or any of its Subsidiaries in connection with the Australia Business or Parent in connection with the Vyant Business or (ii) otherwise induce or attempt to induce (or assist any other Person in engaging in any such activities) any employee of Seller (or its Affiliates other than the Company) in connection with the Australia Business or Parent (or its Affiliates other than the Company) in connection with the Vyant Business to terminate such Person’s employment or other relationship with the Australia Business or the Vyant Business, as applicable, or in any way interfere with the relationship between any such party, on the one hand, and any such employee, on the other hand, in each case other than the Persons set forth in Schedule 5.04(c) hereto.

(d) The parties hereto agree that, if a court of competent jurisdiction determines that any term of this Section 5.04 is invalid or unenforceable, such court shall have the power to (and the parties intend that such court shall) reduce the scope, duration or area of any such term or provision, delete specific words or phrases or replace any invalid or unenforceable term or provision in this Section 5.04 with a term or provision that is valid and enforceable to the maximum extent permitted by applicable Law and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

(e) The parties hereto recognize that the performance of the obligations under this Section 5.04 by Seller and Parent, on the one hand, and Purchaser, on the other hand, is special, unique and extraordinary in character, and that in the event of the breach by Seller and Parent, on the one hand, or Purchaser, on the other hand, of the terms and conditions of this Section 5.04 to be performed by Seller and Parent, on the one hand, or Purchaser, on the other hand, then Purchaser and the Company, on the one hand, or Seller or Parent, on the other hand, shall be entitled, if they so elect, to obtain damages for any breach of this Section 5.04, or to enforce the specific performance thereof by Seller and Parent, on the one hand, or Purchaser, on the other hand, or to enjoin Seller and Parent, on the one hand, or Purchaser, on the other hand, or their respective Affiliates from performing services for any Person.

Section 5.05 Acknowledgement of Restrictive Covenants.

(a) Each of Seller and Parent, on the one hand, and Purchaser, on the other hand, acknowledges and agrees that the covenants contained in Section 5.03 or Section 5.04 are reasonably designed to protect Purchaser’s substantial investment in the Company, on the one hand, and Seller’s and Parent’s retained businesses, on the other hand, and are reasonable with respect to their duration, geographical area and scope. Each of Seller and Parent, on the one hand, and Purchaser, on the other hand, further acknowledges and agrees that (a) the covenants and agreements set forth in Section 5.03 or Section 5.04 are a material inducement to, and a condition precedent of, Purchaser, on the one hand, and Seller and Parent, on the other hand, to consummate the transactions contemplated by this Agreement, (b) Seller and Parent, on the one hand, and Purchaser, on the other hand, shall receive substantial direct and indirect benefits (including the payment of consideration) by the consummation of the transactions contemplated by this Agreement and (c) Seller and Parent, on the one hand, and Purchaser, on the other hand, would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Purchaser, on the one hand, or Seller or Parent, on the other hand, breached Section 5.04.

(b) Notwithstanding anything to the contrary herein, (i) Parent and Seller and each of its Subsidiaries (other than the Company) shall be permitted to own, operate, and conduct the Vyant Business and the Australia Business, (ii) any third party acquirer of Seller or any of its Subsidiaries (other than the Company) shall not be subject to any of the restrictions set forth in Section 5.04(b), and (iii) any third party acquirer of Parent shall not be subject to any of the restrictions set forth in Section 5.04(b).

Section 5.06 Release.

(a) Effective immediately upon the Closing, each of Seller and Parent, on the one hand, and Purchaser and the Company, on the other hand, on behalf of itself and its respective Affiliates and their respective Representatives, and each of their respective successors and assigns (each, a “Releasor”), hereby releases, waives, acquits and forever discharges, to the fullest extent permitted by Law, Purchaser and the Company, on the one hand, or Seller and Parent, on the other hand, and each of their respective present and future subsidiaries, Affiliates, Representatives, direct and indirect equityholders, parent companies, managers, officers, directors and employees (each, a “Releasee”) of, from and against any and all claims, demands, rights, actions, suits, proceedings, liabilities (including what prior to Closing would have constituted intercompany liabilities), obligations and causes of action (collectively, the “Releasor Claims”) of any kind and nature whatsoever, fixed or contingent, known or unknown, liquidated or unliquidated, that any Releasor or any Person claiming through or under a Releasor ever had, now has or may have, on or by reason of any matter, cause or thing whatsoever on, or prior to, the Closing Date in any way related to the Company, including (i) arising out of, or based upon, this Agreement or the transactions contemplated hereby, (ii) arising out of, or relating to, the organization, management or operation of the Company Business relating to any matter, occurrence, action or activity on, or prior to, the Closing Date, (iii) any rights existing or that may exist under the certificate of formation or operating agreement of the Company, including with respect to any accrued and unpaid distributions, or at common law, and (iv) arising out of, related to or based upon, any direct or indirect ownership of the Equity Interests. Each Releasor agrees not to, and agrees to cause its equityholders, subsidiaries, Affiliates and Representatives, and each of their respective successors and assigns, not to, assert any Releasor Claim against any of the Releasees that is released pursuant to this Section 5.06(a). Notwithstanding the foregoing, no Releasor releases any of its express rights or otherwise releases any Releasee from any Releasee’s obligations, in either case, solely to the extent expressly permitted under this Agreement. This release is intended to be a complete and general release with respect to the Releasor Claims, subject to the limitations set forth in this Section 5.06(a), and specifically includes claims that are known, unknown, fixed, contingent or conditional, including any breach of fiduciary duty, or claims arising under the Securities Act of 1933, as amended, or any other federal, state, blue sky or local law dealing with any securities.

(b) Subject to the reservation of rights and the limitation of the scope of the claims released hereunder, each of the Releasors for itself and for its respective Affiliates, Representatives, direct and indirect equityholders, parent companies, managers, officers and directors, and each of their respective successors and assigns, expressly acknowledges that with respect to the release of known or unknown Releasor Claims, each Releasor is aware that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Section 5.05, and the releases herein are binding and effective notwithstanding the discovery or existence of any such additional or different facts.

Section 5.07 Further Assurances. The parties hereto shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement. If following the date hereof the parties identify any items that should have been set forth on Section 3.20 of the Disclosure Letter to make the representations and warranties set forth in Section 3.20 true and correct in all respects as of the date hereof and as of the Closing, then each party shall cooperate in good faith to remedy such breach for no additional consideration by Purchaser, which may include, among other things and at the sole discretion of Purchaser, transferring such asset to the Company, terminating or amending and restating a Contract or extinguishing a Liability.

Section 5.08 Intellectual Property Title Defects. To the extent that any issuance, registration or application for any Owned IP is subject to a chain of title defect, is not in the current legal name of the Company, or is subject to any form of Lien, other than a Permitted Lien, the Company shall prepare, execute, file and record (and pay all costs, including legal and filing fees) as necessary to cure such title defects, provide for current ownership of the asset by the Company and remove such unpermitted Liens at or prior to the Closing Date (all such actions, the “IP Title Defect Correction Actions”). Seller shall provide copies of all documentation and communications concerning such IP Title Defect Correction Actions, including any proof of filing, filing receipts, and notices of recordation provided to or received from the United States Patent and Trademark Office, the United States Copyright Office or any equivalent office thereof in any state of the United States or any foreign jurisdiction, as applicable, to Purchaser prior to or at Closing.

Section 5.09 Cell Line Samples. Promptly after the expiration of the obligations under the applicable Contract or Liability, Seller shall, and shall cause its Affiliates to, destroy the applicable Temporarily Retained Cell Line Samples. Seller agrees that (i) Seller and its Affiliates shall not use the Temporarily Retained Cell Line Samples for any purpose other than in connection with the applicable Contract or Liability, (ii) Seller and its Affiliates shall not reproduce copies of any such Temporarily Retained Cell Line Samples at any time after the date hereof without specific authorization from Purchaser, and (iii) upon completion of the destruction pursuant to this Section 5.09, none of the Seller or any of its Affiliates will have in their possession or access to any such Temporarily Retained Cell Line Samples. Each party hereto hereby acknowledges and agrees that (a) any and all costs and expenses of delivering any Cell Line Samples to Purchaser or the Company shall be at the sole cost and expense of Purchaser, (b) title to any Cell Line Samples shall pass to Purchaser upon the Closing, (c) risk of loss of any Cell Line Samples delivered by or on behalf of Seller to Purchaser or the Company shall pass to Purchaser upon the delivery of such Cell Line Samples to the facility of Purchaser or the Company, and (d) Seller shall obtain appropriate and sufficient insurance to cover such Cell Line Samples until delivery of such Cell Line Samples to the facility of Purchaser or the Company.

Section 5.10 Employee Covenants.

(a) During the one (1) year period commencing on the Closing Date, Purchaser shall, or shall cause the Company or its Affiliates to provide to each employee of the Company who continues employment with the Company, Purchaser, or any of its Affiliates after the Closing Date (such employees, the “Continuing Employees”) (i) compensation (including base salary or base wages, bonuses, commissions, and other short-term cash incentive compensation) that is no less favorable than the compensation (including base salary or base wages, bonuses, commissions, and other short-term cash incentive compensation) provided to such Continuing Employee as provided in the employee census delivered to Purchaser at least two (2) Business Days prior to the Closing Date and (ii) employee benefits (excluding equity and equity-based compensation, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits and other retiree health and welfare arrangements) that are substantially similar in the aggregate to those provided to similarly situated employees of Purchaser as of the applicable time. Nothing in this Agreement shall be construed as altering or limiting the rights of the Company, Purchaser, or any of its Affiliates to (x) terminate the employment of any Continuing Employee, (y) amend, modify, or terminate any compensation or employee benefit plan, program, agreement, or arrangement, subject to the terms of such plan, program, agreement, or arrangement or as necessary to comply with applicable Laws, or (z) except as expressly set forth herein, change the terms or conditions of employment of any Continuing Employee.

(b) From and after the Closing Date, Purchaser shall, or shall cause the Company or its other Affiliates to, use commercially reasonable efforts to (i) recognize, for all purposes under all plans, programs, and arrangements established or maintained by Purchaser or any of its Affiliates (including, after the Closing, the Company) a Continuing Employee’s service with the Company (and any predecessors), as applicable, including for purposes of eligibility, vesting, benefit levels, and benefit accruals (including vacation time, sick leave, and other paid time off) (other than benefit accruals under a defined benefit pension plan); provided, however, that no such recognition of service shall be required to the extent that it would result in a duplication of benefits, (ii) waive any pre-existing condition exclusion, actively-at-work requirement, or waiting period under all employee health and other welfare benefit plans established or maintained by Purchaser or any of its Affiliates (including, after the Closing, the Company) for the benefit of Continuing Employees, except to the extent such pre-existing condition, exclusion, requirement, or waiting period would have been applicable under the corresponding Employee Benefit Plan, and (iii) provide full credit for any co-payments, deductibles, or similar out-of-pocket payments made or incurred by Continuing Employees prior to the Closing Date.

(c) Nothing in this Section 5.10, express or implied, shall be construed to (i) confer on any Person, other than the parties hereto, and their respective successors and permitted assigns, any benefit or right, including the right to continued employment or as altering the at-will nature of any Continuing Employee’s employment, any health or welfare benefit, or to otherwise enforce the provisions of this Section 5.10, (ii) cause any Person to be a third party beneficiary of this Agreement, or (iii) establish, amend, modify, waive, or terminate any Employee Benefit Plan or any comparable compensation or benefit plan, agreement, or arrangement of Purchaser or its Affiliates prior to, upon, or following the Closing.

(d) In the event that any individual set forth on Schedule 5.10(c) does not, for any reason, continue employment with the Company or Purchaser or any of their respective Affiliates at or after the Closing, Purchaser and post-Closing the Company shall be responsible for any such severance or other compensation or benefits, and, in the event that Parent or Seller or any of their respective Affiliates is obligated to pay any such severance or other compensation or benefits, or any additional Liability incurred by Seller or Parent or any of their respective Affiliates in connection therewith.

Section 5.11 Directors and Officers.

(a) From and for six (6) years after the Closing Date, Parent and Seller agree to (i) use commercially reasonable efforts to defend against and respond to any claims against any former or current manager, director or officer of the Company (the “D&O Indemnified Parties”) to the extent required by the organizational documents of Parent or Seller or any insurance policy in effect immediately prior to the Closing (the “Indemnification Documents”) and (ii) maintain officers’ and directors’ liability insurance policy in respect of any loss from claims (including any claims arising out of violation of any applicable federal or state securities laws) or investigations concerning acts or omissions first occurring prior to the Closing which become known after the Closing covering each former or current manager, director or officer of the Company with no less favorable terms with respect to coverage than those of Parent’s and Seller’s officers’ and directors’ liability insurance policy in effect on the date hereof.

(b) From and after the Closing, all rights to indemnification by Parent or Seller now existing in favor of the D&O Indemnified Parties (including any express right to advancement of expenses) with respect to their activities prior to or on the date of the Closing, as provided in the Indemnification Documents in effect on the date of such activities or otherwise in effect on the date hereof, shall survive the Closing and shall continue in full force and effect for a period of six (6) years from the Closing Date. Notwithstanding the foregoing or anything to the contrary in the Indemnification Documents or otherwise, the Company’s obligation to indemnify the D&O Indemnified Parties shall not apply with respect to any claim or liability that primarily arises from, is in connection with, or is related to Parent or Seller (including, for the avoidance of doubt, any claim by any equityholder of Parent, Seller or any of their Affiliates) whether in whole or in part and not with respect to claims related primarily to the Company.

Section 5.12 Accounts Receivable. After the Closing, (i) Purchaser shall cause the Company to promptly transfer to Parent or Seller, as applicable, any payments received by the Company in connection with any accounts receivable billed by the Company prior to the date hereof for any services performed by Parent, Seller or any of Seller’s Subsidiaries (other than the Company), and (ii) Parent and Seller shall, and shall cause their respective Subsidiaries (other than the Company), to promptly transfer to the Company any payments received by Parent, Seller or any of their respective Subsidiaries, as applicable, in connection with any accounts receivable billed by Parent, Seller or any of their respective Subsidiaries, as applicable, prior to the date hereof for any services performed by the Company.

Section 5.13 Insurance. Except as otherwise set forth herein, from and after the Closing, the Company shall cease to be insured by Parent’s, Seller’s, or any of their respective Affiliate’s current and historical insurance policies or programs or by any of their respective current and historical self-insured programs, and neither the Company nor Purchaser nor any of their respective Affiliates shall have any access, right, title, or interest to or in any such insurance policies, programs, or self-insured programs (including to all claims and rights to make claims and all rights to proceeds) to cover any assets or any Liability of the Company or of or arising from the operation of the Company Business, in each case including with respect to all known and incurred but not reported claims. Parent, Seller, and any of their respective Affiliates may, to be effective at the Closing, amend any insurance policies (other than the Commercial Insurance Policy) and ancillary arrangements in the manner they deem appropriate to give effect to this Section 5.13. From and after the Closing, Purchaser and the Company shall be responsible for securing all insurance it considers appropriate for the Company and the Company Business. Purchaser further covenants and agrees that, except as otherwise set forth herein, it will not, and will cause the Company not to, seek to assert or exercise any rights or claims of the Company or the Company Business under or in respect of any past or current insurance policy, program, or self-insurance program of Parent, Seller, and any of their respective Affiliates under which, at any time prior to Closing, the Company or the Company Business has been a named insured. Any insurance premiums refunded to Parent, Seller or the Company in connection with giving effect to this Section 5.13 shall be for the benefit of Parent and Seller. Notwithstanding the foregoing, Parent and Seller shall, from and for three (3) years after the Closing Date, (i) maintain its commercial general insurance policy and maintain a tail product liability insurance policy with respect to the Company that provides similar coverage in commercially reasonable amounts in respect of claims concerning acts or omissions related to the Company Business first occurring prior to the Closing which become known after the Closing (the “Commercial Insurance Policy”), (ii) provide the Company, Purchaser and their respective Affiliates, as applicable, with access to, and the right to make claims under, the Commercial Insurance Policy to cover any assets or any Liability of the Company or of or arising from the operation of the Company Business; provided, that, if the Commercial Insurance Policy does not permit the Company, Purchaser or their respective Affiliates, as applicable, to directly submit claims thereunder, such party shall report any potential claims as soon as practicable to Parent or Seller, and Parent or Seller, as applicable, shall submit such claims directly to the applicable insurer, and (iii) shall notify the Company and Purchaser of any other claims made under the Commercial Insurance Policy with respect to the Company Business as promptly as practicable.

Article VI
Tax Matters

Section 6.01 Returns and Payment of Taxes.

(a) Seller shall have the authority and obligation (at Seller’s sole cost and expense) to prepare and file timely, or cause to be prepared and filed timely, all Returns of the Company that are due with respect to any taxable period ending on or before the Closing Date (each such Return, a “Pre-Closing Return”); provided, that Seller shall submit all Pre-Closing Returns to Purchaser no later than thirty (30) days prior to the due date of such Pre-Closing Returns for Purchaser’s review, comment and approval, such approval not to be unreasonably withheld, conditioned or delayed. Such Returns shall be prepared by treating items on such Returns in a manner consistent with the past practices of the Company with respect to such items, except as otherwise required by applicable law. If Purchaser consents to such Returns, the Company shall execute and file such Returns as prepared by Seller. In addition, Seller shall pay, on or prior to five (5) days before the applicable due date, any amount due and payable on such Returns, except to the extent such amount was paid on or prior to the Closing Date or included as a liability in Indebtedness or Closing Working Capital and applied to reduce the Final Purchase Price.

(b) Purchaser (at Purchaser’s sole cost and expense) shall have the exclusive authority to prepare and file, or cause to be prepared and filed, all Returns required to be filed by the Company for any taxable period ending after the Closing Date, including Returns of the Company that are due with respect to any Overlap Period (each such Return, an “Overlap Period Return”); provided, however, that Overlap Period Returns shall be prepared by treating items on such Returns in a manner consistent with the past practices of the Company with respect to such items, except as otherwise required by applicable law, and, to the extent Seller could reasonably be expected to have a liability with respect thereto, Purchaser shall submit each Overlap Period Return to Seller no later than thirty (30) days prior to the due date of such Overlap Period Return for Seller’s review, comment and approval, (which approval may be withheld only to the extent such Overlap Period Return has not been prepared in accordance with the past practices of the Company with respect to such items, except as otherwise required by applicable law, and such deviation from past practice would increase Seller’s liability under this Agreement). Seller shall be liable for any Taxes attributable to the portion of an Overlap Period ending on and including the Closing Date, as determined in accordance with Section 6.01(c), and Seller shall pay to Purchaser on or prior to five (5) days before the applicable due date any amount due and payable on any Overlap Period Return to the extent such amount is so apportioned to Seller.

(c) All Taxes and Tax liabilities with respect to the income, property or operations of the Company that relate to an Overlap Period shall be apportioned between the Pre-Closing Period and the taxable period after the Closing Date as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per-diem basis, and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the Company as though the taxable year of the Company terminated at the close of business on the Closing Date; provided, however, that any deductions or losses arising from expenses or fees funded by Purchaser shall be allocated to Purchaser (and thus to taxable periods after the Closing Date) for all purposes of this Agreement.

(d) All transfer, sales and use, registration, stamp and similar Taxes imposed in connection with the sale of the Equity Interests or any other transaction that occurs pursuant to this Agreement shall be borne solely by Seller. For the avoidance of doubt, such transfer, sales and use, registration, stamp and similar Taxes shall not include Taxes imposed on or with respect to income (however denominated) or gain of any of the parties.

(e) Seller shall terminate or cause to be terminated any and all of the tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, on the Closing Date as between Seller or any predecessor or Affiliate thereof, on the one hand, and the Company, on the other hand, for all Taxes imposed by any government or taxing authority, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.

Section 6.02 Controversies.

(a) Purchaser shall promptly notify Seller upon receipt by Purchaser or any Affiliate of Purchaser (including the Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Period for which Seller may reasonably be expected to be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event with respect to a taxable period ending on or prior to the Closing Date, a “Tax Matter”). Seller, at Seller’s sole cost and expense, shall have the authority to represent the interests of the Company with respect to any Tax Matter before the IRS, any other taxing authority or any other Governmental Entity and shall have the right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter; provided, that neither Seller nor any of Seller’s Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter that adversely affects or may adversely affect the Tax liability of Purchaser, the Company or any Affiliate of the foregoing for any period ending after the Closing Date, including the portion of the Overlap Period that is after the Closing Date, without the prior written consent of Purchaser. Seller shall keep Purchaser fully and timely informed with respect to the commencement, status and nature of any Tax Matter. Seller shall, in good faith, allow Purchaser to make comments to Seller, regarding the conduct of or positions taken in any such proceeding.

(b) Except as otherwise provided in Section 6.02(a), or if Seller does not elect to control a proceeding pursuant to Section 6.02(a), Purchaser shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund, amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to the Company and its income, assets and operations for all taxable periods; provided, however, that Purchaser shall not, and shall cause the Company not to, enter into any settlement of any contest or otherwise compromise any issue with respect to a Pre-Closing Period that could reasonably be expected to increase the Tax liability of Seller without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.03 Indemnification for Taxes. Seller shall indemnify, defend and hold Purchaser and its Affiliates (including the Company after the Closing Date) and their respective stockholders, Representatives, partners, members, managers, officers and directors harmless on an after-tax basis from and against any Losses suffered, incurred or paid, directly or indirectly, by them as a result of, arising out of or related to: (i) all Taxes, losses, claims and expenses resulting from, arising out of, or incurred with respect to, any claims that may be asserted by any party based on, attributable to, or resulting from the failure of any representation or warranty made pursuant to Section 3.07(xii) or Section 3.14 to be true and correct in all respects on and as of the Closing Date (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar qualification contained therein); (ii) all Taxes imposed on, asserted against or attributable to the Company and its income, assets or operations, or any Taxes for which the Company is otherwise liable, for all Pre-Closing Periods; (iii) all Taxes imposed on the Company as a result of the provisions of Treasury Regulations Section 1.1502-6 or the analogous provisions of any state, local or foreign Law; and (iv) all Taxes imposed on the Company, or for which the Company may be liable, as a result of any transaction contemplated by this Agreement.

Section 6.04 Post-Closing Access and Cooperation.

(a) After the Closing Date, Purchaser and the Company, on the one hand, and Seller, on the other hand, shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books, records, work papers and Returns for Pre-Closing Periods) relating to the Company as is reasonably necessary for the preparation of any Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment, or in connection with any accounting or audit of financial statements. Upon reasonable notice, each of Seller and Purchaser shall make its, or shall cause the Company to make its, employees and facilities available on a mutually convenient basis to provide reasonable explanation of any documents or information provided hereunder.

(b) Any request for information or documents pursuant to this Section 6.04 shall be made by the requesting party in writing. The other party hereto shall promptly provide the requested information. Any information obtained under this Section 6.04 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Returns or claims for refund or in conducting any Tax audit, dispute or contest or in connection with the preparation of any financial statements.

Section 6.05 Survival. Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties contained in this Article VI shall survive the Closing and shall remain in full force in accordance with their terms; provided, however, that Seller’s obligations pursuant to Section 6.03 shall terminate no earlier than ninety (90) days following the expiration of the applicable statute of limitations relating to the Loss or Tax that results in Seller’s obligation; provided, further, that any claim made by Purchaser pursuant to Section 6.03 within the time periods set forth in this Section 6.05 shall survive until such claim is finally and fully resolved. To the extent of any inconsistencies between any provision of Article VI and Article VII, the provisions of Article VI shall control.

Article VII
Indemnification

Section 7.01 Survival of Representations and Warranties. The respective representations and warranties of Seller and Purchaser contained in this Agreement shall survive the Closing until the date that is twelve (12) months from the Closing Date, except that the representations and warranties contained in Section 3.01 (Capacity; Authorization; Noncontravention), Section 3.02 (Ownership of Equity Interests), Section 3.03 (Due Organization; Good Standing and Power of the Company), Section 3.04 (Capitalization), Section 3.16 (Broker’s or Finder’s Fees), Section 3.20 (Interests in Clients, Suppliers, Etc.; Affiliate Transactions), Section 3.28 (Solvency), Section 4.02(a) (Authorization; Noncontravention), and Section 4.04 (Broker’s or Finder’s Fee) (the preceding representations and warranties referred to in this clause, collectively, the “Fundamental Representations”) shall survive until sixty (60) days following the expiration of the applicable statute of limitations (giving effect to any extensions and waivers thereof). Each covenant and other agreement of Purchaser, the Company, Seller or Parent hereunder shall survive in accordance with its terms. No Person shall be liable for any claim for indemnification under Article VII unless a Claim Certificate is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable survival period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of the claims described in such Claim Certificate only, until such claim is fully and finally resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.

Section 7.02 Indemnification by Seller and Parent. Subject to the other provisions of this Article VII, from and after the Closing, Seller and Parent agree to and shall indemnify Purchaser, the Company and each of their respective Representatives, Subsidiaries, direct and indirect parent companies, shareholders, partners, members, managers, officers, directors and Affiliates (the “Purchaser Indemnitees”) and save and hold each of them harmless against any Losses suffered, incurred or paid, directly or indirectly, by them as a result of, arising out of or related to:

(a) any inaccuracy in, breach of, or failure to be true and correct in all respects of, any representation or warranty other than the representations and warranties included in Section 3.14 (Tax Matters) made by Seller or Parent in this Agreement (whether or not contained in Article III) or in any certificate delivered pursuant to this Agreement (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar qualification contained in any such representation or warranty other than those contained in Section 3.07(a));

(b) any breach of any covenant or agreement by Seller, Parent or, prior to the Closing, the Company contained in this Agreement;

(c) any Closing Indebtedness or Company Transaction Expenses, in each case to the extent not included in the calculation of the Final Purchase Price;

(d) any Liabilities of Seller, Parent, or their respective Subsidiaries (for the avoidance of doubt, other than the Company), or their respective businesses (for the avoidance of doubt, other than the Company and the Company Business) whether arising prior, at or following the Closing; and

(e) any Liabilities that may arise in connection with any Tax credits, Tax offsets or other Tax incentives provided by the government of Australia to Seller and its Affiliates prior to the Closing.

Section 7.03 Indemnification by Purchaser. Subject to the other provisions of this Article VII, from and after the Closing, Purchaser agrees to and shall indemnify Seller, Parent, and each of their respective Representatives, Subsidiaries, direct and indirect parent companies, shareholders, partners, members, managers, officers, directors and Affiliates (the “Seller Indemnitees”) and save and hold each of them harmless against any Losses suffered, incurred or paid, directly or indirectly, by them as a result of, arising out of or related to:

(a) any inaccuracy in, breach of, or failure to be true and correct in all respects of, any representation or warranty made by Purchaser in Article IV (provided, however, that to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar qualification contained in any such representation or warranty shall be disregarded and not given any effect for purposes of determining the amount of any Losses incurred with respect to the indemnification provisions hereof); and

(b) any breach of any covenant or agreement by Purchaser or, following the Closing, the Company contained in this Agreement.

Section 7.04 Limitation on Indemnification.

(a) Neither Purchaser Indemnitees, on the one hand, nor Seller Indemnitees, on the other hand, shall be entitled to indemnification for any claim for indemnification pursuant to Section 7.02(a) or Section 7.03(a), as applicable, unless and until the aggregate amount of Losses which may be recovered by the Purchaser Indemnitees or the Seller Indemnitees, as applicable, pursuant to Section 7.02(a) or Section 7.03(a), as applicable, equals or exceeds Fifty-Five Thousand Dollars ($55,000) (the “Deductible”), in which case the Purchaser Indemnitees or the Seller Indemnitees, as applicable, shall be entitled to indemnification for all Losses in excess of the amount of the Deductible.

(b) The maximum aggregate amount of indemnifiable Losses which may be recovered for indemnification pursuant to Section 7.02(a) or Section 7.03(a), as applicable, shall be an amount equal to One Million One Hundred Thousand Dollars ($1,100,000).

(c) Notwithstanding anything herein to the contrary, the limitations set forth in Section 7.04(a) and Section 7.04(b) shall not apply to Losses incurred by any Purchaser Indemnitee or any Seller Indemnitee in connection with or arising from (i) any breach of any Fundamental Representation, (ii) Tax Matters addressed in Article VI or (iii) fraud.

(d) The maximum aggregate amount of Losses which may be recovered for indemnification under Section 7.02(a) and Section 7.02(b) of this Agreement by Purchaser Indemnitees, on the one hand, or Seller Indemnitees, on the other hand, shall be equal to the Final Purchase Price.

(e) The amount of any Losses that are subject to indemnification under this Article VII shall be reduced by (a) the amount by which (i) any insurance proceeds under the Commercial Insurance Policy and any other indemnity, contribution, or similar payment actually received by the Indemnified Party relating to such Loss exceeds (ii) the amount of expenses incurred by such Indemnified Party in procuring such insurance recovery, including reasonable legal fees and expenses and any increased premiums or costs as a result of such claim for which insurance proceeds are received and (b) any Tax benefits received by the Indemnified Party or any of its Affiliates (collectively, “Recovered Losses”). To the extent an Indemnified Party receives any Recovered Losses after the Indemnifying Party has made an indemnity payment with respect to such Losses, the Indemnified Party shall reimburse the Indemnifying Party an amount equal to the lesser of (A) the Recovered Losses and (B) the amount of the indemnity payment with respect to such Losses made by the Indemnifying Party. The Indemnified Party shall use its commercially reasonable efforts to recover under the Commercial Insurance Policy or indemnity, contribution, or other similar agreements for any Losses.

(f) Notwithstanding anything to the contrary contained in this Agreement, the Purchaser Indemnitees shall have no right to make any claim under this Article VII with respect to any matter to the extent the expense, loss or liability comprising the Loss (or a part thereof) with respect to such matter has reduced the Final Purchase Price or any component thereof.

Section 7.05 Indemnification Procedure.

(a) Promptly after any event, circumstance, development, state of facts or occurrence (or obtaining knowledge thereof) that results or may result in any Losses by any Person entitled to indemnification pursuant to Section 7.02 or Section 7.02(a) including, any claim by a Person described in Section 7.06 (an “Indemnified Party”), which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) a certificate (a “Claim Certificate”), which Claim Certificate shall:

(i) state that the Indemnified Party has paid or anticipates it will incur liability for Losses for which such Indemnified Party believes it is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid (if paid), the basis for any anticipated Liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation, if possible, of the amount to which such Indemnified Party claims to be entitled hereunder;

provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby.

(b) In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate (other than a Third Party Claim, which is addressed in Section 7.06), the Indemnifying Party shall deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnified Party of such objection and prior to submitting such dispute to the courts set forth in Section 8.09, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum of agreement setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute to the courts set forth in Section 8.09.

(c) Claims for Losses covered by a memorandum of agreement of the nature described in Section 7.05(b), and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 7.05(b) and Section 8.09 hereof or shall have been settled as described in Section 7.06, are hereinafter referred to, collectively, as “Agreed Claims”. Within ten (10) Business Days of the determination of the amount of any Agreed Claim (or at such other time as the Indemnified Party and the Indemnifying Party shall agree), the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than five (5) Business Days prior to such payment.

Section 7.06 Third-Party Claims.

(a) If a claim by a third party is made against any Indemnified Party (other than a claim for or with respect to Taxes, which shall be governed under Section 6.02) (a “Third Party Claim”), and if such party intends to seek indemnity with respect thereto under this Article VII, such Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim; provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable (not to be unreasonably withheld, conditioned, or delayed) to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense of such Third Party Claim and the Indemnified Party shall cooperate with it in connection therewith; provided, that the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party; provided, that the fees and expenses of such counsel shall be borne by such Indemnified Party; and provided, further, that the Indemnifying Party shall not be entitled to assume control of such defense if (A) such Third Party Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) such Third Party Claim would give rise to Losses which are more than 200% of the applicable limitation on Losses applicable to such Claim; (C) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party; (D) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party that materially impairs effective joint representation; (E) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would have a Material Adverse Effect; or (F) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim.

(b) Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense of such Third Party Claim, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (i) the Indemnifying Party shall have failed, or is not entitled, to assume the defense of such Third Party Claim in accordance with Section 7.06(a), (ii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, which authorization shall not be unreasonably withheld, or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one (1) or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party but the assertion of which would be adverse to the interests of the Indemnified Party, and, in each case of the foregoing clauses (i)–(iii), such counsel is reasonably acceptable to the Indemnifying Party (not to be unreasonably withheld, conditioned, or delayed). So long as the Indemnifying Party is reasonably contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim; provided, that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such Third Party Claim unless the Indemnifying Party shall have consented to such payment or settlement.

(c) If the Indemnifying Party does not notify the Indemnified Party within twenty (20) days after the receipt of the Indemnified Party’s notice of a Third Party Claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the Third Party Claim as set forth in this Agreement but shall not thereby waive any right to indemnity therefor as set forth in this Agreement.

(d) The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement unless such settlement (i) is entirely indemnifiable by the Indemnifying Party pursuant to this Article VII, (ii) includes as an unconditional term thereof given by the Person or Persons asserting such Third Party Claim to all Indemnified Parties of an unconditional release from all liability with respect to such Third Party Claim or consent to entry of any judgment, and (iii) does not impose any injunctive relief or other restrictions of any kind or nature on any Indemnified Party or any admission of wrongdoing.

(e) The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witnesses in any proceeding relating to such Third Party Claim.

Section 7.07 Sole Remedy/Waiver. Except as otherwise specifically provided herein or in the case of fraud (subject to the limitations set forth herein) or injunctive, specific performance or other equitable remedies, the parties hereto acknowledge and agree that, the remedies provided for in Article VI and this Article VII shall be the parties’ sole and exclusive remedies for any breach of the representations and warranties or covenants contained in this Agreement or any claims relating to this Agreement, other documents, certificates or agreements delivered in connection with this Agreement, the Company or any Law or otherwise. Notwithstanding the foregoing, nothing in this Section 7.07 or elsewhere in this Agreement shall prevent any party to this Agreement from receiving the full amount of any Purchase Price Adjustment in accordance with Section 2.03 hereof. For the avoidance of doubt, the parties hereto expressly intend that the remedies provided for in Article VI and this Article VII shall apply to direct claims between the parties hereto for breach of this Agreement (whether or not involving a third party).

Section 7.08 Seller’s Waiver. Notwithstanding anything to the contrary contained herein, Seller hereby waives and acknowledges that it shall not exercise or assert, any right of contribution or right to indemnity or any other right or remedy against the Company in connection with any indemnification obligation or any other Liability to which Seller may become subject under this Agreement or otherwise in connection with any of the transactions contemplated herein by reason of being a former equity holder of the Company.

Article VIII

Miscellaneous

Section 8.01 Fees and Expenses. Except as set forth herein, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.02 Extension; Waiver. Subject to the express limitations herein, at any time prior to the Closing, the parties hereto, may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein by the other party or in any document, certificate or writing delivered pursuant hereto by such other party or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing (email being sufficient) signed by, or on behalf of, such party. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 8.03 Fraud. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit any claims, remedies or recourse in the event of fraud by any Person (subject to the limitations set forth herein) or any representations and warranties in any other agreement.

Section 8.04 Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email transmission to the respective parties as follows (or, in each case, as otherwise notified by any of the parties hereto) and shall be effective and deemed to have been given (i) immediately when sent by telecopier, facsimile or email between 9:00 A.M. and 6:00 p.m. (Eastern Time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (Eastern Time) on the next Business Day), and (ii) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:

(a)	If to Seller, to:
vivoPharm Pty, Ltd.
c/o Vyant Bio, Inc.
2 Executive Campus
2370 State Route 70 West, Ste 310

Cherry Hill, NJ 08002-4102

Attention: John A. Roberts
Email: jay.roberts@vyantbio.com

with a copy (which shall not constitute notice or service of process) to:

Lowenstein Sandler LLP
One Lowenstein Drive
Roseland, NJ 07068

Attention: Alan Wovsaniker
Email: awovsaniker@lowenstein.com

(b)	if to Purchaser, to:
Reaction Biology Corporation
1 Great Valley Parkway, Suite 2
Malvern, PA 19355

Attention: John Johnson
Richard Kollender
Email: jj@reactionbiology.com
richard.kollender@reactionbiology.com

with a copy (which shall not constitute notice or service of process) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020-1095

Attention: Luke Laumann, Esq.
Email: luke.laumann@whitecase.com

Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

Section 8.05 Entire Agreement. This Agreement, together with the annexes and exhibits hereto and the Disclosure Letter, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto. This Section 8.05 shall not be deemed to be an admission or acknowledgement by any of the parties hereto that any prior agreements or understandings, oral or written, with respect to the subject matter hereof exist.

Section 8.06 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto. No other Person not party to this Agreement shall be entitled to the benefits of this Agreement other than the Purchaser Indemnitees and the Seller Indemnitees, which are hereby express third party beneficiaries of Article VII of this Agreement, and who may enforce such Article directly. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party; provided, that Purchaser may assign its rights, interests and obligations hereunder (i) to any direct or indirect wholly owned Subsidiary of Purchaser or to any Affiliate of which Purchaser is a direct or indirect wholly owned Subsidiary, provided, that Purchaser remains jointly and severally liable for all of its duties and obligations hereunder, and (ii) in connection with the transfer by Purchaser of all or substantially all of the capital stock or other equity interests and/or assets of the Company. Any attempted assignment in violation of this Section 8.06 will be void. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.

Section 8.07 Amendment and Modification. This Agreement may not be amended or modified except by a written instrument executed by all parties to this Agreement.

Section 8.08 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile, by scanned .pdf image, or by electronic signature.

Section 8.09 Applicable Law.

(a) This Agreement and the legal relations between the parties hereto shall be governed and construed in accordance with internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Any legal dispute or suit, or action or proceeding arising out of or based upon this Agreement, or the instruments, agreements, documents and other transactions contemplated hereby may be instituted in the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, and each party irrevocably submits to the personal and exclusive jurisdiction of such courts in any such dispute or suit, action or proceeding, whether in law or equity. Service of process, summons, notice or other document in accordance with the provisions set forth in Section 8.04 herein, or in such other manner as may be permitted by applicable law, shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive, to the fullest extent permitted by applicable law, any objection to the laying of venue of any dispute or suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such dispute or suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.04, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

Section 8.10 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, (a) the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain valid and binding and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein and (b) the parties shall negotiate in good faith to reduce the scope, duration or area of such term, provision, covenant or restriction, to delete specific words or phrases, or to replace any invalid or unenforceable term, provision, covenant or restriction with a term, provision, covenant or restriction that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term, provision, covenant or restriction and this Agreement shall be enforceable as modified.

Section 8.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages or legal remedies would be inadequate in such event. Therefore it is accordingly agreed that each party shall be entitled to equitable relief, without proof of actual damages, including an Order for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other party, in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach in any court of competent jurisdiction. Each party further agrees that neither the other party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.11, and each party hereto (i) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (ii) agrees (A) not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Seller or the Company or, as the case may be, Purchaser, (B) to cooperate fully in any attempt by the other party in obtaining such equitable relief and (C) to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Seller or the Company or, as the case may be, Purchaser under this Agreement. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 8.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8.13 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 8.14 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.15 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no other Person that is not a party hereto shall have any Liability for any obligations or Liabilities of the parties to this Agreement or for any claim (whether (to the extent valid under applicable law) in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. In no event shall the Company or any of its Affiliates, and the Company agrees not to and to cause its controlled Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Person not a party to this Agreement.

Section 8.16 Attorneys’ Fees. If any action, suit, proceeding at law or in equity is brought to enforce this Agreement or any right of any party hereto or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party, as determined by a court of competent jurisdiction in a final, non-appealable order, in such action, suit or proceeding shall be entitled to recover from the non-prevailing party its reasonable attorneys’ fees and other costs incurred in such action, suit or proceeding, in addition to any other relief to which it may be entitled.

Section 8.17 Parent Guaranty.

(a) Subject to the terms and conditions set forth in this Section 8.17, Parent hereby absolutely, unconditionally and irrevocably guarantees as primary obligor and not merely a surety (the “Parent Guaranty”) the due, full and punctual payment and performance of all of Seller’s indemnification obligations under Article VII of this Agreement and present and future liabilities, covenants and agreements required to be observed and performed or paid or reimbursed by Seller under this Agreement in each case if and when due in accordance with this Agreement (collectively, the “Obligations”). Parent agrees that this Parent Guaranty and the Obligations are irrevocable, continuing, absolute and unconditional and shall not be discharged or impaired or otherwise affected by, and Parent hereby irrevocably waives any defenses to enforcement it may have (now or in the future) by reason of:

(i) any illegality, invalidity or unenforceability of any Obligation or this Agreement, or any Law, regulation, decree or order of any jurisdiction or any other event affecting any term of the Obligations;

(ii) any change in the time, place or manner of payment or performance of, or in any other term of the Obligations, or any rescission, waiver, release, assignment, amendment or other modification of this Agreement;

(iii) any taking, exchange, substitution, release, impairment, amendment, waiver, modification or non-perfection of any collateral or any other guaranty for the Obligations, or any manner of sale, disposition or application of proceeds of any collateral or other assets to all or part of the Obligations;

(iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations;

(v) any change, restructuring or termination of the corporate structure, ownership or existence of Parent or Seller or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Seller or its assets or any resulting restructuring, release or discharge of any Obligations, or any sale or transfer by Parent or Seller of all or any part of their respective property or assets;

(vi) any failure of Purchaser to disclose to Parent any information relating to the business, condition (financial or otherwise), operations, performance, or properties of Purchaser now or hereafter known to Purchaser, Parent waiving any duty of Purchaser to disclose such information;

(vii) the failure of any other guarantor or third party to execute or deliver this Agreement or any other guaranty or agreement, or the release or reduction of liability of Parent or any other guarantor or surety with respect to the Obligations;

(viii) the failure of Purchaser to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of this Agreement or otherwise;

(ix) the existence of any claim, set-off, counterclaim, recoupment or other rights that Parent or Seller may have against Purchaser (other than a defense of payment or performance); or

(x) any other circumstance (including, without limitation, any statute of limitations), act, omission or manner of administering this Agreement or any existence of or reliance on any representation by Purchaser that might vary the risk of Parent or otherwise operate as a defense available to, or a legal or equitable discharge of, Parent.

(b) Parent hereby waives and shall not exercise any rights that it may acquire by way of subrogation, contribution, reimbursement or indemnification for any payment or performance by Parent under the Parent Guaranty until all Obligations shall have been indefeasibly paid and discharged in full.

(c) Parent further acknowledges and agrees as follows:

(i) Parent hereby unconditionally and irrevocably waives any right to revoke the Parent Guaranty and acknowledges that the Parent Guaranty is continuing in nature and applies to all presently existing and future Obligations, until the complete, irrevocable and indefeasible payment and satisfaction in full of the Obligations;

(ii) The Parent Guaranty is a guaranty of payment and not of collection. Purchaser shall not be obligated to enforce or exhaust its remedies against Seller or under the Agreement before proceeding to enforce the Parent Guaranty;

(iii) The Parent Guaranty is a direct guaranty and independent of the obligations of Seller under this Agreement. Purchaser may resort to Parent for payment of the Obligations whether or not Purchaser shall have resorted to any collateral therefor or shall have proceeded against Seller or any other guarantors with respect to the Obligations. Purchaser may, at Purchaser’s option, proceed against Parent and Seller, jointly and severally, or against Parent only without having obtained a judgment against Seller;

(iv) Parent hereby unconditionally and irrevocably waives all suretyship defenses, promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest, notice of protest or dishonor and any other notice with respect to any of the Obligations and the Parent Guaranty and any requirement that Purchaser protect, secure, perfect or insure any Lien or any property subject thereto;

(v) Parent agrees that the Parent Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time all or part of any payment of any Obligation is voided, rescinded or recovered or must otherwise be returned by Purchaser upon the insolvency, bankruptcy or reorganization of Seller or otherwise; or

(vi) Each of the waivers set forth in this Section 8.17 is made with full knowledge of its significant and consequences under the circumstances the waivers are reasonable and not contrary to public policy. If any of said waivers is determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the extent permitted by law.

(d) Nothing in this Section 8.17 shall modify the survival periods applicable to matters set forth in Article VII of this Agreement and any of the limitations set forth in Article VII of this Agreement, or the maximum liability of Seller as set forth in this Agreement, all of which also shall apply to, and similarly limit, Parent’s obligations.

(e) Parent has currently, and will have at the time of any Obligation hereunder and at all times thereafter during the effectiveness of this Section 8.17, the financial capacity to pay and perform such Obligations, and all funds necessary for Parent to fulfill its obligation under this Section 8.17 shall be available to Parent for so long as Obligations remain unsatisfied in full.

(f) Seller and Parent understand that Purchaser is relying on the guaranty set forth in this Section 8.17 in entering into this Agreement.

Section 8.18 Waiver of Conflicts Regarding Representation. Recognizing that Lowenstein Sandler LLP has acted as legal counsel to Seller, Parent, and the Company prior to the Closing, and that Lowenstein Sandler LLP intends to act as legal counsel to Seller and Parent after the Closing, Purchaser hereby waives and agrees to cause the Company to waive, any conflict of interest that may arise in connection with Lowenstein Sandler LLP representing Seller and Parent after the Closing, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby. Purchaser (on behalf of itself and, following the Closing, the Company) also further agrees that all communications among Lowenstein Sandler LLP, on the one hand, and Seller, Parent, the Company, or any of their respective Affiliates or Representatives, on the other hand, that relate to the negotiation, documentation and consummation of the transactions contemplated by this Agreement and that are attorney-client privileged, shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence as to such communications belong to Seller and may be controlled by Seller and shall not pass to or be claimed by Purchaser or the Company. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or the Company and a third party other than Seller or Parent or any of their respective Affiliates after the Closing, Purchaser and the Company, as applicable, may assert the attorney-client privilege to prevent disclosure of privileged communications by Lowenstein Sandler LLP to such third party; provided, however, that neither Purchaser nor the Company may waive such privilege without the prior written consent of Seller. In the event that Purchaser or the Company is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of such privileged communications, Purchaser shall promptly notify Seller in writing (including by making specific reference to this Section 8.18) so that Seller can seek (at its expense) a protective order and Purchaser agrees to use all commercially reasonable efforts to assist therewith.

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IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

PURCHASER:

REACTION BIOLOGY CORPORATION

By:	/s/ John Johnson
Name:	John Johnson
Title:	Chief Executive Officer

[Signature Page to Equity Purchase Agreement]

SELLER:

VIVOPHARM PTY, LTD.

By:	/s/ John A. Roberts
Name:	John A. Roberts
Title:	Chief Executive Officer

[Signature Page to Equity Purchase Agreement]

PARENT:

VYANT BIO, INC.

By:	/s/ John A. Roberts
Name:	John A. Roberts
Title:	Chief Executive Officer

[Signature Page to Equity Purchase Agreement]

COMPANY:

VIVOPHARM, LLC

By:	/s/ John A. Roberts
Name:	John A. Roberts
Title:	Chief Executive Officer

[Signature Page to Equity Purchase Agreement]